Exhibit 10.2
LEASE AGREEMENT,
dated as of August 21, 2008,
by and among
SNH LTF PROPERTIES LLC,
as Landlord,
and
LTF REAL ESTATE COMPANY, INC.,
as Tenant

i

(continued)

(continued)

(continued)

LEASE AGREEMENT
     THIS LEASE AGREEMENT is entered into as of August 21, 2008, by and between SNH LTF PROPERTIES LLC, a Maryland limited liability company, as landlord, and (ii) LTF REAL ESTATE COMPANY, INC., a Minnesota corporation, as tenant (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord owns fee simple title to the four (4) Properties (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1) described on Exhibits A-1 — A-4; and
     WHEREAS, Landlord wishes to lease the Properties to Tenant and Tenant wishes to lease the Properties from Landlord, all subject to and upon the terms and conditions herein set forth;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
ARTICLE 1
DEFINITIONS
     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (d) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
     1.1 “Acquiring Guarantor” shall mean any successor in interest to any Guarantor, which shall be deemed to include, without limitation, any successor in interest to a Guarantor resulting from any direct or indirect Change in Control of such Guarantor.
     1.2 “Additional Charges” shall have the meaning given such term in Section 3.1.2.

     1.3 “Affiliated Person” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership, (b) in the case of any such Person which is a limited liability company, any member of such company, (c) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (a) and (b), (d) any other Person who is an officer, director, trustee or employee of, or partner in or member of, such Person or any Person referred to in the preceding clauses (a), (b) and (c), and (e) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (a) through (d).
     1.4 “Agreement” shall mean this Lease Agreement, including Exhibits A-1 through A-4 hereto, as it and they may be amended from time to time as herein provided.
     1.5 “Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.
     1.6 “Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of any of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).
     1.7 “Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.
     1.8 “Capital Addition” shall mean, with respect to any Property, any renovation, repair or improvement to such Property, the cost of which constitutes a Capital Expenditure.
     1.9 “Capital Expenditure” shall mean any expenditure treated as capital in nature in accordance with GAAP.
     1.10 “Change in Control” shall mean, with respect to any Person, (a) the acquisition by any other Person, or two or more other Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC) of 50% or more, or rights, options or warrants to acquire 50% or more, of the outstanding shares of voting stock of Tenant or any Guarantor, as the case may be, or (b) the merger or consolidation of (A) Tenant or any Guarantor, as the case may be, with or into any other Person (other than the merger or consolidation of any Person into Tenant or such Guarantor that does not result in a Change in Control of Tenant or such Guarantor under clause (a) of this definition) or (B) any Subsidiary of any Guarantor, the Equity Interests of which, (or assets of which, if owned by such Guarantor) if not retained by such Guarantor, would result in a reduction of the Tangible Net Worth of such Guarantor to less than the Required Net Worth, with or into any Person (other than a consolidation or merger with or into a wholly-owned, direct or indirect subsidiary of such Guarantor); excluding, however, any such acquisition effected through the trading of shares conducted in the ordinary course on any applicable stock exchange on which such shares may be listed.
     1.11 “Claims” shall have the meaning given such term in Article 8.
     1.12 “Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

     1.13 “Commencement Date” shall mean the date of this Agreement.
     1.14 “Condemnation” shall mean, with respect to any Property, (a) the exercise of any governmental power with respect to such Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of such Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of such Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Property, whether or not the same shall have actually been commenced.
     1.15 “Condemnor” shall mean any public or quasi-public Person, having the power of Condemnation.
     1.16 “Date of Taking” shall mean, with respect to any Property, the date the Condemnor has the right to possession of such Property, or any portion thereof, in connection with a Condemnation.
     1.17 “Default” shall mean any event or condition which with the giving of notice and/or lapse of time would ripen into an Event of Default.
     1.18 “Disbursement Rate” shall mean an annual rate of interest, as of the date of determination, equal to the greater of (i) the Interest Rate and (ii) the per annum rate for fifteen (15) year U.S. Treasury Obligations as published in The Wall Street Journal plus four hundred fifty (450) basis points; provided, however, that in no event shall the Disbursement Rate exceed eleven and one half percent (11.5%).
     1.19 “Easement Agreement” shall mean any conditions, covenants and restrictions, easements, declarations, licenses and other agreements which are Permitted Encumbrances and such other agreements as may be granted in accordance with Section 19.1.
     1.20 “Encumbrance” shall have the meaning given such term in Section 22.1.

     1.21 “Entity” shall mean any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.
     1.22 “Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.
     1.23 “Environmental Obligation” shall have the meaning given such term in Section 4.3.1.
     1.24 “Environmental Notice” shall have the meaning given such term in Section 4.3.1.
     1.25 “Equity Interest” shall mean any and all shares, interests, participations, rights or other equivalents (whether or not voting) of corporate stock, membership interests of any limited liability company, partnership interests of any partnership and any other equity security or ownership interest in a Person.
     1.26 “Event of Default” shall have the meaning given such term in Section 12.1.
     1.27 “Extended Terms” shall have the meaning given such term in Section 2.4.
     1.28 “Facility Mortgage” shall mean any Encumbrance placed upon the Leased Property, or any portion thereof, in accordance with Article 22.
     1.29 “Facility Mortgagee” shall mean the holder of any Facility Mortgage.
     1.30 “Fair Market Value” shall mean, with respect to any Property, the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such Property, (a) assuming the same is unencumbered by this Lease, (b) assuming such seller shall pay the closing costs generally paid by a seller of real property in the state in which such property is located and that such buyer shall pay closing costs generally paid by a buyer of real property in the state in which such property is located, and (b) not taking into account any reduction in value resulting from any indebtedness to which such property is subject.
     1.31 “Financial Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, chief financial officer or chief accounting officer (or such officers’ authorized designee) of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to Section 17.2, in which such officer shall certify (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby, and (b), in the event that the certifying party is an officer of Tenant and the certificate is being given in such capacity, certify that no Event of Default has occurred and is continuing hereunder.
     1.32 “Financials” shall mean, for any Fiscal Year or fiscal quarter of any Person, annual audited and quarterly unaudited financial statements, as the case may be, of such Person prepared on a consolidated basis, including such Person’s consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, and prepared in accordance with GAAP throughout the periods reflected.
     1.33 “Fiscal Year” shall mean the calendar year or such other annual period designated by Tenant and approved by Landlord.
     1.34 “Fitness Center” shall mean, with respect to any Property, collectively, the athletic club/fitness center/wellness center from time to time operated on such Property.
     1.35 “Fixed Term” shall have the meaning given such term in Section 2.3.
     1.36 “Fixtures” shall have the meaning given such term in Section 2.1(d).
     1.37 “FMV Rent” shall mean the minimum base rental that a willing tenant not compelled to rent would pay a willing landlord not compelled to lease for the use and occupancy of the Leased Property (including all Capital Additions, but specifically excluding, without limitation, (A) Capital Additions consisting of one or more additional structures annexed to any portion of the Leased Improvements with respect to any Property, or the material expansion of the Leased Improvements, which are constructed and paid for by Tenant during the Term in order to improve materially the quality of the Fitness Center located at such Property and which addition or expansion is not otherwise required by the terms of this Lease, and (B) the payment by Tenant of Additional Charges as contemplated by this Agreement) on the terms and conditions of this Agreement for the term in question, and determined in accordance with the provisions of Section 3.1.1(c).
     1.38 “GAAP” shall mean generally accepted accounting principles consistently applied.
     1.39 “Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or any State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or any Fitness Center operated thereon.
     1.40 “Guarantor” shall mean LTF, and each and every other Acquiring Guarantor and each such Guarantor’s permitted successors and assigns, expressly excluding, however, any such Guarantor released from its liabilities and obligations under its Guaranty pursuant to the terms of Section 16.1.
     1.41 “Guaranty” shall mean the LTF Guaranty, and each and every other guaranty agreement executed by a Guarantor in favor of Landlord pursuant to which Tenant’s obligations under this Agreement are guaranteed, together with all modifications, amendments and supplements thereto.
     1.42 “Hazardous Substances” shall mean any substance:
     (a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

     (b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder; or
     (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or
     (d) the presence of which on the Leased Property, or any portion thereof, causes or materially threatens to cause an unlawful nuisance upon the Leased Property, or any portion thereof, or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property, or any portion thereof, or to the health or safety of persons on or about the Leased Property, or any portion thereof; or
     (e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or
     (f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or
     (g) without limitation, which contains or emits radioactive particles, waves or material.
     1.43 “Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

     1.44 “Impositions” shall mean, collectively, all taxes (including, without limitation, all taxes imposed under the laws of any State, as such laws may be amended from time to time, and all ad valorem, sales and use, or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed, or due and payable, prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant or (d) as a result of the sale, exchange or other disposition of the Leased Property (including, without limitation, any Substitute Property) by LTF, Tenant or any of their Affiliated Persons, to Landlord, including, without limitation, any bulk sales, excise or like tax; provided, however, that nothing contained herein shall be construed to require Tenant to pay and the term “Impositions” shall not include (i) any tax based on net income, excess profits or other similar tax imposed on Landlord and based on Landlord’s net income or net worth, (ii) any net revenue tax of Landlord, (iii) any transfer fee, capital gains tax or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof, (iv) any single business, gross receipts tax, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.1.2, (vi) any impositions imposed on Landlord that are a result of

Landlord not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement, (viii) any impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord or (ix) any estate, inheritance, succession, gift or similar tax imposed on Landlord.
     1.45 “Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant, any Manager or the Leased Property.
     1.46 “Interest Rate” shall mean nine percent (9%) per annum.
     1.47 “Land” shall have the meaning given such term in Section 2.1(a).
     1.48 “Landlord” shall have the meaning given such term in the preambles to this Agreement and shall also include its permitted successors and assigns.
     1.49 “Landlord Default” shall have the meaning given such term in Article 14.
     1.50 “Landlord Liens” shall mean liens on or against the Leased Property or any payment of Rent (a) which result from any act of, grant by, agreement of, or any claim against, Landlord or any owner of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same or any action taken by Landlord at Tenant’s request.

     1.51 “Lease Year” shall mean any Fiscal Year or portion thereof during the Term.
     1.52 “Leased Improvements” shall have the meaning given such term in Section 2.1(b).
     1.53 “Leased Intangible Property” shall mean, with respect to the Leased Property, all transferable or assignable (a) permits, certificates of occupancy, operating permits, sign permits, development rights and approvals granted by any public body or by any private party pursuant to a recorded instrument relating to the Leased Property, (b) certificates, licenses, warranties and guarantees owned or held by Landlord, and (c) any and all reserved and other rights relating to the Leased Property and the documents and agreements creating or otherwise pertaining to the Leased Property.
     1.54 “Leased Personal Property” shall have the meaning given such term in Section 2.1(e).
     1.55 “Leased Property” shall have the meaning given such term in Section 2.1.
     1.56 “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates of need, authorizations and regulations necessary to operate any Property for its Permitted Use, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting any Property, including those which may (i) require material repairs, modifications or alterations in or to any Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust.
     1.57 “Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to payment of its general creditors.

     1.58 “LTF” shall mean Life Time Fitness, Inc., a Minnesota corporation, and its permitted successors and assigns.
     1.59 “LTF Guaranty” shall mean that certain Guaranty of Lease Agreement, dated as of the date hereof, from LTF to Landlord guaranteeing the payment and performance by Tenant of all of Tenant’s obligations under this Agreement.
     1.60 “Management Agreement” shall mean, with respect to any Property, any operating or management agreement from time to time entered into by Tenant with respect to such Property in accordance with the provisions of this Agreement, together with all amendments, modifications and supplements thereto.
     1.61 “Manager” shall mean, with respect to any Property, the operator or manager under any Management Agreement from time to time in effect with respect to such Property, and its permitted successors and assigns.
     1.62 “Minimum Rent” shall mean shall mean Nine Million Ninety Thousand Nine Hundred Nine and 12/100 Dollars ($9,090,909.12) per annum, subject to adjustment as hereinafter provided.
     1.63 “Notice” shall mean a notice given in accordance with Section 24.10.
     1.64 “Offer” shall have the meaning given such term in Section 2.5.
     1.65 “Officer’s Certificate” shall mean a certificate signed by an officer or other duly authorized individual of the certifying Entity duly authorized by the board of directors or other governing body of the certifying Entity.
     1.66 “Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the lesser of fifteen percent (15%) and the maximum rate then permitted under applicable law.
     1.67 “Parent” shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries or Affiliated Persons, fifty percent (50%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

     1.68 “Permitted Encumbrances” shall mean, with respect to any Property, all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner’s title insurance policy issued to Landlord with respect to such Property, plus any other encumbrances as may have been granted or caused by Landlord or otherwise consented to in writing by Landlord from time to time.
     1.69 “Permitted Use” shall mean, with respect to any Property, any use of such Property permitted pursuant to Section 4.1.1.
     1.70 “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.
     1.71 “Property” shall have the meaning given such term in Section 2.1.
     1.72 “Qualified Appraiser” shall mean any disinterested person who is a member in good standing of the American Institute of Real Estate Appraisers or the American Society of Real Estate Counselors (or the successor to either of such organizations) and who has had not less than ten (10) years’ experience in appraising and valuing health clubs/fitness centers/wellness centers of the size, type and nature of the Leased Property.
     1.73 “Rent” shall mean, collectively, the Minimum Rent and Additional Charges.
     1.74 “Rent Adjustment Rate” shall mean an annual rate equal to the lesser of (x) seven percent (7%) and (y) the sum of the per annum rate for ten (10) year U.S. Treasury Obligations as published in The Wall Street Journal as of the date of the sale or rejection (or deemed rejection) of an Offer pursuant to Section 2.5, plus one hundred (100) basis points.
     1.75 “SEC” shall mean the Securities and Exchange Commission.
     1.76 “Security Deposit” shall have the meaning given such term in Section 16.1.

     1.77 “State” shall mean, with respect to any Property, the state, commonwealth or district in which such Property is located.
     1.78 “Subsidiary” shall mean, with respect to any Person, any Entity (a) in which such Person owns directly, or indirectly, the shares of stock, equity interest or other beneficial interest having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such Entity, or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).
     1.79 “Substitute Property” shall have the meaning given such term in Section 2.5.
     1.80 “Substitution Date” shall have the meaning given such term in Section 2.5.
     1.81 “Successor Landlord” shall have the meaning given such term in Section 22.2.
     1.82 “Tangible Net Worth” shall mean, with respect to any Person (determined on a consolidated basis), the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (b) all deferred charges or unamortized debt discount and expense; (c) all reserves carried and not deducted from assets; (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary; (e) securities which are not readily marketable; (f) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Commencement Date; (g) deferred gain; and (h) any items not included in clauses (a) through (g) above that are treated as intangibles in conformity with GAAP.
     1.83 “Tenant” shall have the meaning given such term in the preambles to this Agreement and shall also include its permitted successors and assigns.

     1.84 “Tenant’s Personal Property” shall mean (a) all items of personal property, equipment and trade fixtures (so long as the same are not necessary for the operation of the Improvements and the Property as opposed to the business from time to time conducted at the Property) located in or on the Leased Property, and whether or however attached to the Leased Improvements, at any time that are necessary or incidental to the business from time to time conducted at the Leased Property, including, without limitation, exercise/fitness equipment, kitchen equipment and furnishings, work stations, portable or movable partitions, receptionist desks, computer installations (including computers, computer hardware, raised flooring designated solely for the computer system, freestanding supplemental air conditioning or cooling systems therefor), communications systems and equipment, financial services equipment (such as ATM’s), credenzas, safes, bulletin boards, book shelves and file cabinets; (b) all furniture, inventory, machinery (so long as the same are not necessary for the operation of the Improvements and the Property as opposed to the business from time to time conducted at the Property), racking, shelving, and other personal property; (c) all personal property, equipment or trade fixtures which is either not owned by Landlord, Tenant or any of their respective Affiliated Persons, or is on consignment to Tenant or any of its Affiliated Persons, including any personal property owned by Tenant’s, subtenant’s, employees or invitees (other than Affiliated Persons of Tenant); (d) all signs and other forms of business identification; (e) all operating and other permits, licenses and approvals, warranties, guaranties indemnities and similar rights (so long as the same are not necessary for the operation of the Improvements and the Property as opposed to the business from time to time conducted at the Property), and (f) all other items of personal property (so long as the same are not necessary for the operation of the Improvements and the Property as opposed to the business from time to time conducted at the Property).
     1.85 “Term” shall mean, collectively, the Fixed Term and the Extended Terms, to the extent properly exercised pursuant to the provisions of Section 2.4, unless sooner terminated pursuant to the provisions of this Agreement.
     1.86 “Unsuitable for Its Permitted Use” shall mean, with respect to any Property, a state or condition of such Property such that (a) following any damage or destruction involving such Property, such Property cannot be operated on a commercially practicable basis for its Permitted Use and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, and as otherwise required by Section 10.2.4, within twelve (12) months following such damage or destruction or such longer period of time as to which business interruption insurance is available to cover Rent and other costs related to the applicable Property following such damage or destruction, or (b) as the result of a partial taking by Condemnation, such Property cannot be operated, in the good faith judgment of Tenant, on a commercially practicable basis for its Permitted Use.
     1.87 “Work” shall have the meaning given such term in Section 10.2.4.
ARTICLE 2
LEASED PROPERTY AND TERM
     2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (each of items (a) through (g) below which, as of the Commencement Date, relates to any single Fitness Center, a “Property” and, collectively, the “Leased Property”):
     (a) those certain tracts, pieces and parcels of land, as more particularly described in Exhibits A-1 through A-4, attached hereto and made a part hereof (the “Land”);
     (b) all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the “Leased Improvements”);
     (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;
     (d) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Fixtures”);
     (e) all machinery, equipment, furnishings, moveable walls or partitions, or other personal property of any kind or description necessary for the operation of the Improvements at the Property as opposed to the business from time to time conducted at the Property, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property, except items, if any, included within the category of Fixtures, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Leased Personal Property”);
     (f) all of the Leased Intangible Property but specifically excluding all items included within the category of Tenant’s Personal Property; and
     (g) any and all leases of space in the Leased Improvements, if any.
     2.2 Condition of Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust existing prior to the Commencement Date or permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON

ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in interest or insurer for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.
     2.3 Fixed Term. The initial term of this Agreement (the “Fixed Term”) shall commence on the Commencement Date and shall expire on August 31, 2028.
     2.4 Extended Terms. Provided that no Event of Default shall have occurred and be continuing, Tenant shall have the right to extend the Term for six (6) consecutive renewal terms of five (5) years each (each, an “Extended Term” and collectively, the “Extended Terms”).
     Each Extended Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Extended Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each such Extended Term, except that (a) Tenant shall have no right to extend the Term beyond the expiration of the sixth (6th) Extended Term and (b) Minimum Rent during the first Fiscal Year of the third (3rd), fourth (4th), fifth (5th) and sixth (6th) Extended Terms shall be adjusted in accordance with Section 3.1.1(b). Provided that this Agreement shall not have been terminated pursuant to any provision hereof, the Term shall be automatically extended for an Extended Term, unless Tenant shall give Landlord Notice not later than twelve months prior to the scheduled expiration of the then-current Term that Tenant elects not to so extend the Term of this Agreement, it being understood and agreed that time shall be of the essence with respect to the giving of such Notice. If Tenant shall give Notice that it elects not to extend the Term in accordance with this Section 2.4, this Agreement shall automatically terminate at the end of the then-current Term, and Tenant shall have no further option to extend the Term of this Agreement. Otherwise, the extension of this Agreement shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Tenant and Landlord shall execute such documents and agreements as either party shall reasonably require to evidence the same.
     2.5 Substitution of Properties; Sale of Non-Economic Property, Etc.
     (a) Substitution of Properties. Subject to the terms of this Section 2.5, provided that (i) no Default or Event of Default shall have occurred and be continuing, and (ii) not less than one (1) year shall remain in the Term, Tenant shall have the right, upon not less than thirty (30) days prior written notice to Landlord, to elect to substitute one or more properties (collectively, the “Substitute Properties” or individually, “Substitute Property”) for such Property on the date specified in such notice (the “Substitution Date”). Such notice shall include (a) an Officer’s Certificate, setting forth in reasonable detail the reason(s) for the substitution and the proposed Substitution Date, and (b) designate one or more Substitute Properties for each Property to be substituted for which each such Substitute Property has a Fair Market Value not less than the Fair Market Value of the Property being replaced at the time of such proposed substitution.
     (b) Substitution Procedures.
(i)	If Tenant shall initiate a substitution pursuant to Section 2.5(a) or 2.5(b), Landlord shall have a period of thirty (30) days within which to review the designated property or properties and such additional information to determine if it conforms to the requirements of Sections 2.5(a), 2.5(b) and 2.5(c).

(ii)	Landlord shall not be obligated to substitute a property as set forth in this Section 2.5 unless (i) Landlord shall determine the Fair Market

Value of the Substitute Property is not less than the Fair Market Value of the Property proposed to be replaced immediately before such substitution and (ii) the delivery of an opinion of counsel for Landlord confirming that (w) the substitution of the Substitute Property for such Property will qualify as an exchange solely of property of a like-kind under Section 1031 of the Code, in which, generally, except for “boot”, no gain or loss will be recognized by Landlord, (x) the substitution will not result in ordinary recapture income to Landlord pursuant to Section 1250(d)(4) of the Code or any other provision of the Code, (y) the substitution will result in income, if any, to Landlord of a type described in Section 856(c)(2) or (3) of the Code and will not result in the tax imposed under Section 857(b)(6) of the Code, and (z) the substitution, together with all other substitutions made or requested by Tenant, during the relevant time period, will not jeopardize the qualification of Landlord as a real estate investment trust under Sections 856-860 of the Code. Landlord shall use reasonable efforts to obtain such opinion.
(iii)	The Rent under this Agreement shall not be affected by any substitution.
     (c) If Tenant elects to substitute one or more Substitute Properties for a Property, the Substitute Property shall become a Property hereunder on the Substitution Date as of which Tenant shall have delivered to Landlord all of the following:
(i)	Current appraisals or other evidence satisfactory to Landlord, in its reasonable discretion, as to the then current Fair Market Value and the projected residual values of such Substitute Property and the Property as to which such substitution is being made;

(ii)	All available revenue data relating to the Substitute Property for the period from the date of opening for business of the Fitness Center on such Substitute Property to the date of Tenant’s most recent Fiscal Year end, or for the most recent three (3) years, whichever is less;
(iii)	An Officer’s Certificate certifying that (A) the Substitute Property has been accepted by Tenant for all purposes of this Agreement and there has been no unrepaired material damage to the improvements located thereon, nor is any Condemnation pending or threatened with respect thereto; (B) all appropriate permits, licenses and certificates (including, but not limited to, a permanent, unconditional certificate of occupancy and all licenses, permits and approvals) which are necessary to permit the use of the Substitute Property in accordance with the provisions of this Agreement have been obtained and are in full force and effect; (C) under applicable zoning and land use laws, ordinances, rules and regulations, the Substitute Property may be used for the purposes contemplated by this Agreement and all necessary subdivision approvals, if any, have been obtained; (D) there are no mechanics’ or materialmen’s liens outstanding or threatened to the knowledge of Tenant against the Substitute Property arising out of or in connection with the construction of the improvements thereon, other than those being contested by Tenant pursuant to Article 8; (E) to the best knowledge of Tenant, there exists no Default or Event of Default, and no defense, offset or claim with respect to any sums payable by Tenant hereunder; and (F) any exceptions to Landlord’s title to the Substitute Property shall not materially interfere with the intended use of the Substitute Property by Tenant;

(iv)	A limited warranty deed or local equivalent (together with a landlord estoppel certificate in form and substance satisfactory to Landlord in its sole discretion) conveying to Landlord title to the Substitute Property free and clear of any liens or encumbrances, except those approved by Landlord;

(v)	An amendment duly executed, acknowledged and delivered by Tenant, in form and substance satisfactory to Landlord, amending this Agreement to correct the legal description of the Land and make such other changes herein as may be necessary or appropriate under the circumstances;
(vi)	Counterparts of a standard owner’s policy of title insurance covering the Substitute Property (or a valid, binding, unconditional commitment therefor), dated as of the Substitution Date, in current form and including mechanics’ and materialmen’s lien coverage, issued to Landlord by a title insurance company and in the form reasonably satisfactory to Landlord, which policy shall (A) insure (x) Landlord’s fee title estate to the Substitute Property, subject to no liens or encumbrances except those approved by Landlord and (y) that any restrictions affecting the Substitute Property have not been violated; (B) be in an amount at least equal to the Fair Market Value of the Substitute Property; and (C) contain such affirmative coverage endorsements as Landlord shall reasonably request;

(vii)	Such third party diligence, including, without limitation, environmental assessment reports, zoning and building evaluations and other investigations and materials pertaining to the Property (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems) as Landlord may reasonably require;

(viii)	Certificates of insurance with respect to the Substitute Property fulfilling the requirements of Article 9;

(ix)	Payment by Tenant of all reasonable costs and expenses paid or incurred by Landlord in connection with the substitution and conveyance of the Substitute Property and the Property being replaced, including, but not limited to, (A) reasonable fees and expenses of counsel, (B) all printing expenses, (C) the amount of filing, registration and recording taxes and fees of federal, state, county and other municipal authorities, agencies and other governmental bodies, including, without limitation, all registries of deeds, (D) the cost of preparing and recording, if appropriate, a release of such Property from the lien of any mortgage (but not any amounts, costs or charges payable under any such mortgage), (E) brokers’ fees and commissions, (F) documentary stamp and transfer taxes and any bulk sales, excise or like tax, (G) title insurance charges and premiums, and (H) escrow fees; and
(x)	Such other certificates, documents, opinions of counsel and other instruments as may be reasonably required by Landlord.
     On the conveyance to Landlord of the Substitute Property on the Substitution Date, Landlord shall convey the Property being replaced to Tenant by special warranty deed (free and clear of all liens and encumbrances other than Permitted Encumbrances) and otherwise in its “as is” condition, without representation or warranty other than those contained in the special warranty deed, but in no event shall any such representation or warranty extend to any matter arising as a result of the acts or deeds of Tenant, and all obligations and liabilities of Tenant with respect to such Property that are intended, by the terms hereof, to survive a termination of this Agreement, shall survive such conveyance and replacement of such Property with a Substitute Property.
     It is expressly understood and agreed that, notwithstanding anything to the contrary contained herein, in no event shall the number of Properties substituted hereunder exceed two (2) during the Term hereof.
     (d) Sale of Non-Economic Property. Subject to the terms of this Section 2.5(d), provided that no Event of Default shall have occurred and be continuing, Tenant shall have the right, during the Term, to identify one (1), but not more than one (1), Property that, in Tenant’s reasonable determination, is no longer economic or suitable for Tenant’s continued use and occupancy of its business operations for the Permitted Use, by giving Landlord Notice thereof, which Notice shall set forth in reasonable detail the reasons therefor. Thereafter, Tenant may market such Non-Economic Property for sale to a third party. If Tenant receives a bona fide offer (an “Offer”) to purchase such

Property from a Person having the financial capacity to implement the terms of such Offer which Offer Tenant intends to accept, Tenant shall give Landlord Notice thereof, which Notice shall include a copy of the Offer executed by such third party. In the event that Landlord shall fail to accept or reject such Offer within thirty (30) days after receipt of such Notice, such Offer shall be deemed to be rejected by Landlord. If Landlord shall accept such Offer, then, effective as of the date of such sale, this Agreement shall terminate with respect to such Property, and the Minimum Rent shall be reduced by an amount equal to the product of the net proceeds of sale received by Landlord multiplied by the Rent Adjustment Rate. If Landlord shall reject (or be deemed to have rejected) such Offer, then, effective as of the proposed date of such sale, this Agreement shall terminate with respect to such Property, and the Minimum Rent shall be reduced by an amount equal to the product of the projected net proceeds determined by reference to such Offer multiplied by the Rent Adjustment Rate. For purposes of this Section 2.5(d), “net proceeds” shall be the gross sale proceeds minus any closing costs, brokerage commissions and other customary closing adjustments.
ARTICLE 3
RENT
     3.1 Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Minimum Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion.
     3.1.1 Minimum Rent.
     (a) Payments. Upon execution of this Agreement, Tenant shall pay the Minimum Rent for the period beginning on the Commencement Date and ending October 31, 2008. Thereafter, Minimum Rent shall be paid in equal quarterly installments in advance on the 25th day of October, 2008 and thereafter on the 25th day of each January, April, July and

October during the Term (each, a “Payment Date”). The installment due each October 25th shall be attributable to the period November 1—January 31, the installment due on each January 25th shall be attributable to the period February 1-April 30, the installment due each April 25th shall be attributable to the period March 1-May 31 and the installment due on each May 25th shall be attributable to the period June 1-September 30. Minimum Rent for any partial quarter shall be prorated on a per diem basis.
     (b) Increases in Minimum Rent. Minimum Rent shall be adjusted (i) every fifth (5th) year during the Fixed Term and during the first (1st) and second (2nd) Extended Terms, to an amount equal to one hundred and ten percent (110%) of the Minimum Rent for the Fiscal Year preceding such adjustment, and (ii) during the third (3rd), fourth (4th), fifth (5th) and sixth (6th) Extended Terms to the greater of (1) the Minimum Rent payable for such Extended Term determined as though such Extended Term were a continuation of the Fixed or Extended Term in accordance with Section 3.1.1(b)(i), and (2) the FMV Rent determined as of the commencement of the third (3rd), fourth (4th), fifth (5th) or sixth (6th) Extended Term, as applicable.
     (c) Extended Term Rent. FMV Rent shall be determined by agreement between Landlord and Tenant or, failing agreement by the commencement date of the applicable Extended Term, Landlord and Tenant shall each select a Qualified Appraiser within five (5) days of the commencement date of such Extended Term and send Notice thereof to the other. If either party shall fail to select a Qualified Appraiser within such five (5) day period, such party shall be deemed to have accepted the FMV Rent determined by the other party’s Qualified Appraiser. If Landlord and Tenant shall each select a Qualified Appraiser and send Notice thereof to the other within such five (5) day period, but the two appraisers shall fail to agree upon the FMV Rent within thirty (30) days of their appointment, then either Landlord or Tenant, on behalf of both, may then request the American Arbitration Association to select a third Qualified Appraiser, in which event the two appraisers shall submit their appraisals to the third appraiser in writing, and such third appraiser shall determine which of the two appraisals is the FMV Rent. The costs (other than Landlord’s counsel fees) incurred in connection with such appraisal process shall be borne by

Tenant and shall be included as part of the Additional Charges.
     If FMV Rent shall not have been determined as of the commencement date of any Extended Term, Tenant shall thereafter, on an interim basis, pay Minimum Rent in an amount determined as though such Extended Term were a continuation of the Fixed Term or Extended Term, as the case may be, with the Minimum Rent to be increased for such Extended Term in accordance with Section 3.1.1(b). Upon the determination of the FMV Rent, (1) Minimum Rent shall be readjusted in accordance with the provisions of Section 3.1.1(b), (2) such readjustment shall be retroactively applied to the commencement date of such Extended Term, and (3) Tenant shall pay to Landlord, in addition to the Minimum Rent due on such date pursuant to the terms of this Agreement, any outstanding Minimum Rent due as a result of such readjustment.
     (d) Adjustments of Minimum Rent Following Disbursements Under Sections 10.2.3 and 11.2. Effective on the date of each disbursement to pay for the cost of any repairs, maintenance, renovations or replacements pursuant to Sections 10.2.3 and 11.2, the annual Minimum Rent shall be increased by a per annum amount equal to the Disbursement Rate times the amount so disbursed. If any such disbursement is made on a day other the Payment Date for the succeeding quarter hereunder, Tenant shall pay to Landlord on the Payment Date following such disbursement (in addition to the amount of Minimum Rent payable with respect to such payment quarter, as adjusted pursuant to this paragraph (d)) the amount by which Minimum Rent for the preceding payment quarter, as adjusted for such disbursement on a per diem basis, exceeded the amount of Minimum Rent paid by Tenant for such preceding payment quarter.
     (e) Adjustments of Minimum Rent Following Partial Lease Termination. If this Agreement shall terminate with respect to any Property but less than all of the Leased Property, subject to Section 2.5, Minimum Rent shall be reduced by the affected Property’s allocable share of Minimum Rent as reasonably determined by Landlord and Tenant.

          3.1.2 Additional Charges. In addition to the Minimum Rent payable hereunder, Tenant shall pay (or cause to be paid) to the appropriate parties and discharge (or cause to be discharged) as and when due and payable the following (collectively, “Additional Charges”):
     (a) Impositions. Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay, or cause to pay, such installments which are due and payable during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file, or cause to be prepared and filed, all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. Provided no Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file, or cause to be filed, all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty, subject to the provisions of Article 8.
     Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions.
     (b) Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.
     (c) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.
     (d) Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations, and all amounts payable under any equipment leases and all agreements to indemnify Landlord under Sections 4.3.2 and 9.5.
     (e) Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement (other than termination by reason of an Event of Default), Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.
     3.2 Late Payment of Rent, Etc. If any installment of Minimum Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid on its due date, Tenant shall pay Landlord, on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Facility Mortgagee pursuant to any requirement of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due. If any payments due from Landlord to Tenant shall not be paid on its due date, Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment from the due date of such installment to the date of payment thereof.
     In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which is added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.
     3.3 Net Lease. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise, including those provisions for adjustment or abatement of such Rent.
     3.4 No Termination, Abatement, Etc. Except as otherwise specifically provided in this Agreement, each of Landlord and Tenant, to the maximum extent permitted by law, shall remain bound by this Agreement in accordance with its terms and shall not take any action without the consent of the other to modify, surrender or terminate this Agreement. In addition, except as otherwise expressly provided in this Agreement, Tenant shall not seek, or be entitled to, any abatement, deduction, deferment or reduction of the Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation, (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (c) any claim which Tenant may have against Landlord by reason of any default (other than a monetary default) or breach of any warranty by Landlord under this Agreement or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (e) for any other cause whether similar or dissimilar to any of the foregoing (other than a monetary default by Landlord). Except as otherwise specifically provided in this Agreement, Tenant hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Agreement or quit or surrender the Leased Property or any portion thereof, or (b) which would entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Tenant hereunder. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Agreement.
ARTICLE 4
USE OF THE LEASED PROPERTY
     4.1 Permitted Use.
          4.1.1 Permitted Use. Tenant shall, at all times during the Term, and at any other time that Tenant shall be in possession of the Leased Property, continuously use and operate, or cause to be used and operated (except as a result of damage, destruction or partial or complete Condemnation in accordance with Article 10 and Article 11, or in connection with any alterations or additions approved by Landlord or permitted pursuant to Article 6), each Property as an athletic club/fitness center/wellness center as such uses may be operated from time to time in athletic club/fitness center/wellness center properties owned and/or operated by Tenant and its Affiliated Persons, and any uses incidental thereto and consistent with comparable brand standards of such other properties of the type and nature of these facilities. Tenant shall not use (and shall not permit any Person to use) any Property or any portion thereof for any other use without the prior written consent of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. No use shall be made or permitted to be made of any Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering such Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or otherwise provide, or permit to be kept, used or sold in or about any Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply or cause to be complied with all Insurance Requirements.
          4.1.2 Necessary Approvals. Tenant shall proceed with all due diligence and exercise reasonable efforts to obtain and maintain, or cause to be obtained and maintained, all approvals necessary to use and operate, for its Permitted Use, each Property and the Fitness Center located thereon under applicable law.
          4.1.3 Lawful Use, Etc. Tenant shall not, and shall not permit any Person to use or suffer or permit the use of any Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not, and shall not permit any Person to, commit or suffer to be committed any waste on any Property, or in any Fitness Center, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not, and shall not permit any Person to, suffer nor permit any Property, or any portion thereof, to be used in such a manner as (i) may materially and adversely impair Landlord’s title thereto or to any portion thereof, or (ii) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of such Property or any portion thereof.
     4.2 Compliance with Legal/Insurance Requirements, Etc. Subject to the provisions of Article 8, Tenant, at its sole expense, shall (i) comply with (or cause to be complied with)

all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property and with the terms and conditions of any ground lease affecting any Property, and (ii) procure, maintain and comply with (or cause to be procured, maintained and complied with) all material licenses, permits and other authorizations and agreements required for any use of the Leased Property and Tenant’s Personal Property, if any, then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.
     4.3 Environmental Matters.
          4.3.1 Restriction on Use, Etc. During the Term and any other time that Tenant shall be in possession of any Property, Tenant shall not, and shall not permit any Person to, store, spill upon, dispose of or transfer to or from such Property any Hazardous Substance, except in compliance with all Applicable Laws. During the Term and any other time that Tenant shall be in possession of any Property, Tenant shall maintain (or shall cause to be maintained) such Property at all times free of any Hazardous Substance (except in compliance with all Applicable Laws). Tenant shall promptly: (a) upon receipt of notice or knowledge, notify Landlord in writing of any material change in the nature or extent of Hazardous Substances at any Property, (b) transmit to Landlord a copy of any report which is required to be filed by Tenant or any Manager with respect to any Property pursuant to SARA Title III or any other Applicable Law, (c) transmit to Landlord copies of any citations, orders, notices or other governmental communications received by Tenant or any Manager or their respective agents or representatives with respect thereto (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Applicable Law and/or presents a material risk of any material cost, expense, loss or damage (an “Environmental Obligation”), (d) observe and comply with (and cause to be observed and complied with) all Applicable Laws relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof, and (e) pay or otherwise dispose (or cause to be paid or otherwise disposed) of any fine, charge or Imposition related thereto, unless Tenant or any Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of any of the Leased Property is not materially and adversely affected thereby.
     If, at any time prior to the termination of this Agreement, Hazardous Substances (other than those maintained in accordance with Applicable Laws) are discovered on any Property (in violation of Applicable Laws), subject to Tenant’s right to contest the same in accordance with Article 8, Tenant shall take (and shall cause to be taken) all actions and incur any and all expenses, as are required by any Government Agency and by Applicable Law, (i) to clean up and remove from and about such Property all Hazardous Substances thereon, (ii) to contain and prevent any further release or threat of release of Hazardous Substances on or about such Property (in violation of Applicable Laws) and (iii) to use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about such Property.
          4.3.2 Indemnification of Landlord. Tenant shall protect, indemnify and hold harmless Landlord and each Facility Mortgagee, their trustees, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to this Agreement (collectively, the “Indemnitees” and, individually, an “Indemnitee”) for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorney’s fees and expenses) imposed upon, incurred by or asserted against any Indemnitee resulting from, either directly or indirectly, the presence in, upon or under the soil or ground water of any Property during the Term and any other time that Tenant shall be in possession of any Property or any properties surrounding such Property of any Hazardous Substances in violation of any Applicable Law, except to the extent the same arise from the acts or omissions of Landlord or any other Indemnitee or during any period that Landlord or a Person designated by Landlord (other than Tenant) is in possession of such Property from and after the date hereof. Tenant’s duty herein includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence prior to the expiration or sooner termination of the Term and the surrender of such Property to Landlord in accordance with the terms of this Agreement of Hazardous Substances in, upon or under the soil or ground water of such Property in violation of any Applicable Law. Upon Notice from Landlord and any other of the

Indemnitees, Tenant shall undertake the defense, at Tenant’s sole cost and expense, of any indemnification duties set forth herein, in which event, Tenant shall not be liable for payment of any duplicative attorneys’ fees incurred by any Indemnitee.
     Tenant shall, upon demand, pay (or cause to be paid) to Landlord, as an Additional Charge, any cost, expense, loss or damage (including, without limitation, reasonable attorneys’ fees) reasonably incurred by Landlord and arising from a failure of Tenant to observe and perform (or to cause to be observed and performed) the requirements of this Section 4.3, which amounts shall bear interest from the date ten (10) Business Days after written demand therefor is given to Tenant until paid by Tenant to Landlord at the Overdue Rate.
          4.3.3 Survival. The provisions of this Section 4.3 shall survive the expiration or sooner termination of this Agreement.
ARTICLE 5
MAINTENANCE AND REPAIRS
     5.1 Maintenance and Repair.
          5.1.1 Tenant’s General Obligations. Tenant shall keep (or cause to be kept), at Tenant’s sole cost and expense, the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Tenant’s Personal Property) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s or any Manager’s use, any prior use, the elements or the age of the Leased Property or Tenant’s Personal Property or any portion thereof), and shall promptly make or cause to be made all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs shall be made in a good, workmanlike manner, consistent with industry standards for comparable Fitness Centers in like locales, in accordance with all applicable federal, state and local statutes, ordinances, codes, rules and regulations relating to any such work. Tenant shall not take or omit to take (or permit any Person to take or omit to take) any action, the taking or omission of which would materially and adversely impair the value or the usefulness of the Leased Property or any material part thereof for its Permitted Use. Tenant’s obligations under this Section 5.1.1 shall be limited in the event of any casualty or Condemnation as set forth in Article 10 and Article 11 and Tenant’s obligations with respect to Hazardous Substances are as set forth in Section 4.3.
          5.1.2 Landlord’s Obligations. Except as otherwise expressly provided in this Agreement, Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way. Except as otherwise expressly provided in this Agreement, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the date hereof or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.
          5.1.3 Nonresponsibility of Landlord, Etc. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished to Tenant or any Manager or for any other purpose during the term of this Agreement.
     Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property or any part thereof or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property or any part thereof nor to subject Landlord’s estate in the Leased Property or any part thereof to liability under any mechanic’s lien law of any State in any way, it being expressly understood Landlord’s estate shall not be subject to any such liability.
     5.2 Tenant’s Personal Property. Tenant shall provide and maintain (or cause to be provided and maintained) throughout the Term all such Tenant’s Personal Property as shall be necessary in order to operate in compliance with applicable material Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Permitted Use. In furtherance, but not in limitation of, the foregoing, Tenant shall have the right in its sole and absolute discretion from time to time to install, alter, remove and/or replace such Tenant’s Personal Property as it shall deem to be useful or desirable in connection with its business in the Leased Property. Tenant and its subtenants further shall have the right to enter into such agreements and assignments with respect to Tenant’s Personal Property as are necessary for Tenant or its subtenant to lease or obtain such financing for Tenant’s Personal Property as Tenant or its subtenant shall desire. Landlord shall execute such landlord consents and other agreements as shall be reasonably requested by Tenant in connection with any such agreements and arrangements provided, however, that Tenant shall reimburse Landlord, within ten (10) days of invoice therefor, for any costs incurred by Landlord in connection with such consents and agreements and any consents or agreements executed by Landlord pursuant to this paragraph shall impose no obligations or liabilities on Landlord nor adversely affect any of Landlord’s rights under this Agreement. To the extent required by Tenant’s lessor or lender thereof, Landlord shall subordinate to the rights of such lessor or lender Landlord’s rights under Article 15 of this Agreement and any right which Landlord now has or may hereafter have under Applicable Law to levy or distrain upon any of Tenant’s Personal Property for rent or to claim or assert title to any of Tenant’s Personal Property, subject to such lender to agreeing to terms consistent with the provisions of Section 7.2.
     5.3 Yield Up. Upon the expiration or sooner termination of this Agreement, Tenant shall remove all of Tenant’s Personal Property (other than that purchased by Landlord pursuant to Article 15) and vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear excepted (and casualty damage and Condemnation, in the event that this Agreement is terminated following a casualty or Condemnation in accordance with Article 10 or Article 11 excepted).
     In addition, upon the expiration or earlier termination of this Agreement, Tenant shall, at Landlord’s sole cost and expense, use its good faith efforts to transfer (or cause to be transferred) to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Fitness Centers as then operated.
     5.4 Management Agreement. Tenant may from time to time during the Term, enter into, amend (except as provided in, and subject to the provisions of, clauses (i) and (ii) below) and/or terminate any Management Agreement delegating operational authority for the day-to-day operation of the Leased Property (or any portion thereof) to an Affiliated Person of Tenant or LTF, in any such case without Landlord’s consent; provided that any such Management Agreement (i) shall comply with the terms and conditions of this Section 5.4, and (ii) is not entered into in connection with, or simultaneously with (whether through one or a series of transactions), a direct or indirect Change in Control in violation of the restrictions contained in Section 16.1. Except as permitted above, Tenant shall not otherwise enter into, amend or modify any Management Agreement without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any Management Agreement entered into pursuant to the provisions of this Section 5.4 shall be subordinate to this Agreement and shall provide, inter alia, that all amounts due from Tenant to the Manager thereunder shall be subordinate to all amounts due from Tenant to Landlord (provided that, as long as no Event of Default has occurred and is continuing, Tenant may pay all amounts due to a Manager pursuant to such Management Agreement) and for termination thereof, at Landlord’s option, upon the termination of this Agreement.

ARTICLE 6
IMPROVEMENTS, ETC.
     6.1 Improvements to the Leased Property. Tenant shall not make, construct or install (or permit to be made, constructed or installed) any Capital Additions without, in each instance, obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Tenant shall have the right, upon notice to Landlord thereof in the case of Capital Additions costing in excess of $100,000, without Landlord’s consent, to make, construct or install (or permit to be made, constructed or installed, Capital Additions that (i) require immediate action in order to prevent imminent harm to person or property or (ii) are non-structural in nature, cost less than $1,000,000, do not materially and adversely affect any of the mechanical or building systems therein, or the exterior appearance thereof (other than renovations, repairs or improvements to the entrances to the Fitness Centers conforming with entrances to other health, fitness and/or wellness centers owned or operated by Tenant), or reduce the gross square footage of the Property. Prior to commencing construction of any Capital Addition requiring Landlord’s consent hereunder, Tenant shall submit to Landlord, in writing, a proposal setting forth, in reasonable detail, any such proposed improvement and shall provide to Landlord such plans and specifications, and such permits, licenses, contracts and such other information concerning the same as Landlord may reasonably request. Landlord shall have thirty (30) days to review all materials submitted to Landlord in connection with any such proposal. Failure of Landlord to respond to Tenant’s proposal within thirty (30) days after receipt of all information and materials requested by Landlord in connection with the proposed improvement shall be deemed to constitute approval of the same. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such proposed improvement and the use or uses to which it will be put. No Capital Addition shall be made which would tie in or connect any Leased Improvements with any other improvements on property adjacent to the Leased Property (and not part of the Land) including, without limitation, tie-ins of buildings or other structures or utilities. Except as permitted herein, Tenant shall not finance the cost of any construction of such improvement by the granting of a lien on or security interest in the Leased Property or such improvement, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion. Any such improvements shall, upon the expiration or sooner termination of this Agreement, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances.
     6.2 Salvage. All materials which are scrapped or removed in connection with the making of either Capital Additions or non-Capital Additions or repairs required by Article 5 shall be or become the property of the party that paid for such work.
ARTICLE 7
LIENS
     7.1 Liens. Subject to Article 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge (or cause to be discharged), at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property, or any portion thereof, or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 16, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as the same (i) are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Article 8, (g) any Facility Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of Article 22 and (h) Landlord Liens and any other liens created by or as a result of the actions or inactions of Landlord.
     7.2 Subordination of Landlord’s Lien. Landlord agrees that, upon the request of any Person that shall be Tenant’s lessor or secured lender with respect to Tenant’s Personal Property, Landlord shall negotiate in good faith for the purpose of executing and delivering a commercially reasonable subordination of Landlord’s rights under Article 15 and

Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the interests, in, and the timing and removal of, any Tenant’s Personal Property, inventory or equipment in which such Person has a security interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such subordination and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant in connection with the removal of any of the Collateral by such Person or the exercise of any rights with respect thereto by such Person and any indemnity from all parties claiming an interest in the Collateral against any claims arising from the disposal of any Collateral once deemed abandoned, (ii) expressly excludes any claim by such Person to any right, title or interest in or to any Fixtures, (iii) provides for a reasonable, but in no event more than sixty (60) days after Notice from Landlord, time frame for the removal of such Collateral by such Person after the expiration of which such Collateral shall be deemed abandoned, and (iv) provides for, and shall condition such Person’s right to allow the Collateral to remain at the Leased Property on, the per diem payment of Minimum Rent due hereunder by such Person for each day following the date of the expiration or termination of this Agreement that Landlord permits such Person’s Collateral to remain in the Leased Property. Tenant shall pay all costs (including legal fees) incurred in connection with the negotiation of such subordination agreement(s), within ten (10) days of invoice therefor.
ARTICLE 8
PERMITTED CONTESTS
     Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay (or cause to be paid) any Claims as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage or deed of trust encumbering the Leased Property or any portion thereof (Landlord agreeing that any such mortgage or deed of trust shall permit Tenant to exercise the rights granted pursuant to this Article 8) or any interest therein or result in or reasonably be expected to result in a lien attaching to the Leased Property or any portion thereof, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant shall indemnify and hold harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been fully reimbursed by Tenant. If Tenant shall fail (x) to pay or cause to be paid any Claims when finally determined, (y) to provide reasonable security therefor or (z) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon reasonable notice to Tenant (which notice shall not be required if Landlord shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.
ARTICLE 9
INSURANCE AND INDEMNIFICATION
     9.1 General Insurance Requirements.
     (a) Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Property: (i) insurance against all risk of physical loss or damage to Tenant’s Personal Property and the Leased Improvements and Fixtures as provided under “special form” coverage, and including perils of fire, lightning, hail, windstorm, civil commotion, smoke, aircraft and vehicle impact, explosion, vandalism and malicious mischief, riot, glass breakage, crime, water, mold, weight of snow and ice, sewer backup, flood coverage for any Property located in a designated flood plain, earthquake coverage for any Property located in a designated earthquake zone under Applicable Law and, to the extent required by Facility Mortgagee, terrorism insurance (to the extent available on commercially reasonable terms), in amounts not less than the actual replacement cost of the Leased Improvements and Fixtures (except that the amount of flood and earthquake coverage need not exceed a $5,000,0000 per occurrence and annual aggregate limit) and loss of rent insurance for a period of not less than eighteen (18) months which shall be payable in the event of a termination of this Agreement with respect to any or all of the Properties pursuant to Article 10; provided that, if Tenant’s insurance company is unable or unwilling to include any of all of such specified perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “difference in conditions” form policy or through a stand-alone policy. Such policies shall contain replacement cost and agreed amount endorsements and “law and ordinance” coverage (at full replacement cost). Such policies and endorsements shall contain deductibles not more than $100,000 per occurrence (or $250,000 per occurrence with respect to flood and earthquake coverage); (ii) commercial general liability insurance and business automobile liability insurance (including non-owned and hired automobile liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Property, in an amount not less than $11,000,000 per occurrence/annual aggregate, on an occurrence basis, with no self insured retention or deductible, provided, however, that so long as Tenant or Guarantor has a net worth calculated in accordance with GAAP consistently applied of not less than $200,000,000, then, the insurance required under this clause (ii) may have a deductible or self-insured retention of up to $[5,000,000;] (iii) workers’ compensation insurance in the amount required by Applicable Law and employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Property; (iv) comprehensive boiler and machinery/equipment breakdown insurance on any of the Fixtures or any other equipment on or in the Leased Property, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). Either such boiler and machinery policy or the special causes of loss policy required in clause (i) above shall include at least $1,000,000 per incidence for off-premises service interruption, and not less than $100,000 per incidence for expediting expenses, ammonia contamination, and hazardous materials clean-up expense and may contain a deductible not to exceed $100,000; (v) business income/extra expense insurance at limits sufficient to cover 100% of the Rent due under this Agreement for a period of not less than twelve (12) months from time of loss; (vi) during any period in which substantial alterations at the Leased Property are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Leased Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Leased Improvements or Fixtures, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Leased Improvements being constructed, altered or repaired; and (vii) such other insurance (or other terms with respect to any insurance required pursuant to this Article 9, including without limitation amounts of coverage, deductibles, ratings, form of mortgagee clause) on or in connection with any Property as Landlord or Facility Mortgagee may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the applicable Property or in connection with loans similar to that secured by the Facility Mortgage.
     (b) All of the insurance required by Section 9.1(a) shall be written by companies having a Best’s rating of A:X or above and a claims paying ability rating of A or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Facility Mortgagee in their sole discretion and which are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the states in which the Leased Property are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.
     (c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Section 9.1(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Facility Mortgagee. Each policy required by any provision of Section 9.1(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior written notice to Landlord and Facility Mortgagee. Each insurance policy shall be primary in relation to any policies which Landlord may elect to carry.
     (d) Tenant shall pay as they become due all premiums for the insurance required by Section 9.1(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if required by Landlord, original or certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Facility Mortgagee shall be on ACORD Form 27 (or its equivalent).
     (e) Anything in this Article 9 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 9.1(a) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Article 9, and such policy shall reference the Property and shall guarantee a minimum limit available with respect to the Property which is equal to the insurance limits required by this Agreement. Upon request of Landlord, Tenant shall provide to Landlord a statement of replacement cost of the Property for purposes of updating the insurance required by Section 9.1(a)(i). The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord upon Landlord’s request.
     (f) Each policy (other than workers’ compensation coverage) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord.
     (g) The insurance referred to in Section 9.1(a)(i), Section 9.1(a)(iv) and Section 9.1(a)(vi) shall name Landlord as loss payee and Facility Mortgagee as loss payee and mortgagee, and shall name Tenant as an insured as its interest may appear in the case of Tenant’s Personal Property. The insurance referred to in Section 9.1(a)(ii) shall name Landlord and Facility Mortgagee as additional insureds, and the insurance referred to in Section 9.1(a)(v) shall name Landlord as insured and Facility Mortgagee and Landlord as loss payee to the extent of the Rent payable to or for the benefit of Landlord as its interest appears under this Agreement.
     9.2 Waiver of Claims and Subrogation. Tenant agrees that (insofar as and to the extent that such agreement may be effective without making it impossible to secure insurance coverage from responsible insurance companies doing business in any State) with respect to any property loss which is or is required herewith to be covered by insurance carried by Tenant, Tenant hereby releases Landlord of and from any and all claims with respect to such loss; and further agrees that its insurance companies shall have no right of subrogation against Landlord on account thereof, even though extra premium may result therefrom. In the event that any extra premium is payable by Tenant as a result of this provision, Landlord shall not be liable for reimbursement to Tenant for such extra premium.
     9.3 Miscellaneous. All loss adjustments shall be payable as provided in Article 10, except that losses under liability and worker’s compensation insurance policies shall be payable directly to the party entitled thereto. In the event Tenant shall fail to effect (or cause to be effected) such insurance as herein required, to pay (or cause to be paid) the premiums therefor or to deliver (or cause to be delivered) such policies or certificates to Landlord or any Facility Mortgagee at the times required, Landlord shall have the right, upon Notice to Tenant, but not the obligation, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as Additional Charges, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.
     9.4 No Separate Insurance. Tenant shall not take (or permit any Person to take) out separate insurance, concurrent in form or contributing in the event of loss with that required by this Article 9, or increase the amount of any existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of such insurance, including Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Agreement. In the event Tenant shall take out any such separate insurance or increase any of the amounts of the then existing insurance, Tenant shall give Landlord prompt Notice thereof.
     9.5 Indemnification of Landlord. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of the following, except to the extent caused by Landlord’s gross negligence or willful misconduct: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Property or adjoining sidewalks or rights of way, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant, any Manager or anyone claiming under any of them of any Property or Tenant’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Landlord is made a party or participant relating to any Property or Tenant’s Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which

Landlord is made a party, (c) any Impositions that are the obligations of Tenant to pay pursuant to the applicable provisions of this Agreement, and (d) any failure on the part of Tenant or anyone claiming under Tenant to perform or comply with any of the terms of this Agreement. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord (and shall not be responsible for any duplicative attorneys’ fees incurred by Landlord) or may compromise or otherwise dispose of the same, with Landlord’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned). The obligations of Tenant under this Section 9.5 are in addition to the obligations set forth in Section 4.3 and shall survive the termination of this Agreement.
ARTICLE 10
CASUALTY
     10.1 Insurance Proceeds. Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to any Property, or any portion thereof, and insured under any policy of insurance required by Article 9 (other than the proceeds of any business interruption insurance), shall be paid directly to Landlord (subject to the provisions of Section 10.2) and all loss adjustments with respect to losses payable to Landlord shall require the prior written consent of Landlord; provided, however, that, so long as no Event of Default shall have occurred and be continuing, if such proceeds shall be less than or equal to Five Hundred Thousand Dollars ($500,000), shall be paid directly to Tenant and such losses may be adjusted without Landlord’s consent. If Tenant is required to reconstruct or repair any Property as provided herein, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of reconstruction or repair of such Property necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 10.2.4. Provided no Default or Event of Default has occurred and is continuing, any excess proceeds of insurance remaining after the completion of the restoration shall be paid to Tenant. In the event that the provisions of Section 10.2.1 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to Section 10.2.1.
     10.2 Damage or Destruction.

     10.2.1 Damage or Destruction of Leased Property. If, during the Term, any Property shall be totally or partially destroyed such that such Property is thereby rendered Unsuitable for Its Permitted Use, Landlord may, by the giving of Notice thereof to Tenant, terminate this Agreement with respect to such affected Property, whereupon, this Agreement shall terminate with respect to such affected Property and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage (other than any proceeds relating to Tenant’s Personal Property). In such event, Tenant shall pay to Landlord the amount of any deductible under the insurance policies covering such Property, the amount of any uninsured loss and any difference between the replacement cost of the affected Property and the casualty insurance proceeds therefor.
     10.2.2 Partial Damage or Destruction. If, during the Term, any Property shall be totally or partially destroyed but the Property is not rendered Unsuitable for Its Permitted Use, Tenant shall, subject to Section 10.2.3, restore such Property as provided in Section 10.2.4.
     10.2.3 Insufficient Insurance Proceeds. If the cost of the repair or restoration of the applicable Property exceeds the amount of insurance proceeds received by Landlord and Tenant pursuant to Section 9.1 (including, without limitation, by reason of an uninsured loss), Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant given within sixty (60) days after Tenant’s Notice of any such deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in Section 3.1.1(d). If Landlord shall not so elect, Tenant shall, upon the demand of Landlord, contribute any excess amounts needed to restore such Property. Such difference shall be paid by Tenant to Landlord and held by Landlord, together with any other insurance proceeds, for application to the cost of repair and restoration.
     10.2.4 Disbursement of Proceeds. In the event Tenant is required to restore any Property pursuant to Section 10.2, Tenant shall, at its sole cost and expense, commence (or cause to be commenced) promptly and continue diligently to perform (or cause to be performed) the repair and restoration of such Property (hereinafter called the “Work”), so as to restore (or cause to be restored) such Property in material compliance with all Legal Requirements and so that such Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction. Subject to the terms hereof, Landlord shall advance the insurance proceeds and any additional amounts otherwise deposited with or paid by Landlord to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Landlord may, at its option, condition advancement of such insurance proceeds and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, and (vii) such other certificates as Landlord may, from time to time, reasonably require.
     Tenant’s obligation to restore any Property pursuant to this Article 10 and operate therein shall be subject to the release of available insurance proceeds by the applicable Facility Mortgagee to Landlord or directly to Tenant.
     10.3 Damage Near End of Term. Notwithstanding any provisions of Section 10.1 or 10.2 to the contrary, if damage to or destruction of any Property occurs during the last eighteen (18) months of the Term (including any Extended Term) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of the Term (including any Extended Term), then either party may, by the giving of notice thereof to the other party, terminate this Agreement with respect to such affected Property, whereupon, this Agreement shall terminate with respect to such affected Property and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage (other than any proceeds relating to Tenant’s Personal Property).

     10.4 Tenant’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid to Tenant.
     10.5 Restoration of Tenant’s Property. If Tenant is required to restore any Property as hereinabove provided, Tenant shall either (a) restore or cause to be restored all alterations and improvements made by Tenant and Tenant’s Personal Property, or (b) replace or cause to be replaced such alterations and improvements and Tenant’s Personal Property with improvements or items of the same or better quality and utility in the operation of such Property.
     10.6 No Abatement of Rent. This Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any damage involving the Leased Property or any portion thereof. The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to the Leased Property or any portion thereof and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case.
     10.7 Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property, or any portion thereof.
ARTICLE 11
CONDEMNATION
     11.1 Total Condemnation, Etc. If either (i) the whole of any Property shall be taken by Condemnation or (ii) a Condemnation of less than the whole of any Property renders any Property Unsuitable for Its Permitted Use, this Agreement shall terminate with respect to such Property, Tenant and Landlord shall seek the Award for their interests in the applicable Property as provided in Section 11.5.
     11.2 Partial Condemnation. In the event of a Condemnation of less than the whole of any Property such that such Property is still suitable for its Permitted Use, Tenant shall, to the extent of the Award and any additional amounts disbursed by

Landlord as hereinafter provided, commence (or cause to be commenced) promptly and continue diligently to restore (or cause to be restored) the untaken portion of the applicable Leased Improvements so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as such Leased Improvements existing immediately prior to such Condemnation, in material compliance with all Legal Requirements, subject to the provisions of this Section 11.2. If the cost of the repair or restoration of the affected Property exceeds the amount of the Award, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant given within sixty (60) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in Section 3.1.1(d). In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, Landlord may terminate this Agreement with respect to the affected Property by Notice to Tenant and the entire Award shall be retained by Landlord.
     Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with severance and other damages awarded for the taken Leased Improvements and any deficiency Landlord has agreed to disburse, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, and (vii) such other certificates as Landlord may, from time to time, reasonably require. Landlord’s obligation under this Section 11.2 to disburse the Award and such other amounts shall be subject to the collection thereof by Landlord. Tenant’s obligation to restore the applicable Leased Improvements and operate therein shall be subject to the release of the Award by the applicable Facility Mortgagee to Landlord.
     11.3 No Abatement of Rent. Other than as specifically provided in this Agreement, this Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any Condemnation involving the Leased Property, or any portion thereof. The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property, or any portion thereof, and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case.
     11.4 Temporary Condemnation. In the event of any temporary Condemnation of any Property or Tenant’s interest therein, this Agreement shall continue in full force and effect and Tenant shall continue to pay (or cause to be paid), in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe (or cause to be performed and observed) all of the other terms and conditions of this Agreement on the part of the Tenant to be performed and observed. Provided no Event of Default has occurred and is continuing, the entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the affected Property to the condition that existed immediately prior to such Condemnation, in material compliance with all applicable Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration.
     11.5 Allocation of Award. Except as provided in Section 11.4 and the second sentence of this Section 11.5, the total

Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant’s leasehold interest in the Leased Property, loss of business during the remainder of the Term, the taking of Tenant’s Personal Property, or Tenant’s removal and relocation expenses shall be the sole property of and payable to Tenant (subject to the provisions of Section 11.2). In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense.
ARTICLE 12
DEFAULTS AND REMEDIES
     12.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:
     (a) should Tenant fail to make any payment of the Rent or any other sum payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof from Landlord to Tenant; or
     (b) should Tenant fail to maintain the insurance coverages required under Article 9 and such failure shall continue for a period of ten (10) days after Notice thereof from Landlord to Tenant; or
     (c) should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and should such default continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional sixty (60) days in the aggregate) as may be necessary to cure such default with all due diligence; or

     (d) should any Guarantor be in breach of any obligation under its Guaranty; or
     (e) should LTF fail to timely file such public filings and other financial information as LTF is required or elects to file with the SEC; or
     (f) should any representation or warranty made by or on behalf of Tenant or any Guarantor under or in connection with this Agreement or any Guaranty, or in any document, certificate or agreement delivered in connection herewith or therewith prove to have been false or misleading in any material respect on the day when made or deemed made and, if such default is susceptible of cure but such cure cannot be accomplished with due diligence within thirty (30) days after Notice thereof from Landlord to Tenant or Guarantor, such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional sixty (60) days in the aggregate), as may be necessary to cure such default with all due diligence; or
     (g) should Tenant or any Guarantor generally not be paying its debts as they become due or should Tenant or any Guarantor make a general assignment for the benefit of creditors; or
     (h) should any petition be filed by or against Tenant or any Guarantor under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant or any Guarantor seeking to adjudicate Tenant or any Guarantor bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of Tenant’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or any Guarantor or for any substantial part of the property of Tenant or any Guarantor and such proceeding is not dismissed within one hundred eighty (180) days after institution thereof; or

     (i) should Tenant or any Guarantor cause or institute any proceeding for its dissolution or termination; or
     (j) should Tenant voluntarily cease operation of any of the Leased Property for its Permitted Use for a period in excess of thirty (30) consecutive days, except as a result of damage, destruction or partial or complete Condemnation in accordance with Article 10 and Article 11, in connection with any alterations or additions approved by Landlord or permitted pursuant to Article 6; or
     (k) should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of (x) ninety (90) days after commencement thereof, unless the amount in dispute is less than One Hundred Thousand Dollars ($100,000), in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any suitable way, and (y) one hundred eighty (180) days after receipt by Tenant of Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8); or
     (l) should there occur any direct or indirect Change in Control of Tenant or any Guarantor, except as otherwise permitted by Article 16; or
     (m) should Tenant fail to provide a Guaranty from any Acquiring Guarantor in accordance with the provisions of Section 16.1;
then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Agreement with respect to any or all of the Leased Property by giving Notice thereof to Tenant and upon the expiration of the time, if any, fixed in such Notice, this Agreement shall terminate with respect to all or the designated portion of the Leased Property and all rights of Tenant under this Agreement with respect thereto shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Agreement.
     Upon the occurrence of an Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Leased Property or any portion thereof.

     12.2 Remedies. None of (a) the termination of this Agreement pursuant to Section 12.1, (b) the repossession of the Leased Property or any portion thereof, (c) the failure of Landlord to relet the Leased Property or any portion thereof, nor (d) the reletting of all or any of portion of the Leased Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property, or terminated portion thereof, through and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term of this Agreement in the absence of such termination, and whether or not the Leased Property or any portion thereof shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any reletting of the Leased Property, or any portion thereof, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Agreement had not been so terminated with respect to such of the Leased Property.
     At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages beyond the date of such termination, at Landlord’s election, Tenant shall pay to Landlord an amount equal to the net present value (as determined utilizing an assumed interest rate of nine percent (9%) per annum) of the excess, if any, of the Rent and other charges which would be payable hereunder from the date of such termination (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Impositions would be the same as payments required for the immediately preceding twelve calendar months, or if less than twelve calendar months have expired since the Commencement Date, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired term of this Agreement if the same remained in effect, over the fair market rental for the same period. Nothing contained in this Agreement shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.
     In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may, (a) relet the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) may make such reasonable alterations, repairs and decorations in the Leased Property or any portion thereof as Landlord, in its reasonable discretion, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for any failure to relet all or any portion of the Leased Property, or, in the event that the Leased Property is relet, for failure to collect the rent under such reletting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Leased Property, by reason of the occurrence and continuation of an Event of Default hereunder.
     12.3 Tenant’s Waiver. IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 12.1 OR 12.2, TENANT WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF SUMMARY PROCEEDINGS TO ENFORCE THE REMEDIES SET FORTH IN THIS ARTICLE 12, AND THE BENEFIT OF ANY LAWS NOW OR HEREAFTER IN FORCE EXEMPTING PROPERTY FROM LIABILITY FOR RENT OR FOR DEBT.
     12.4 Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as

Landlord may determine or as may be prescribed by the laws of the State. Any balance shall be paid to Tenant.
     12.5 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s reasonable discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.
ARTICLE 13
HOLDING OVER
     Any holding over by Tenant after the expiration or sooner termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to one hundred seventy-five percent (175%) the Minimum Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.
ARTICLE 14
LANDLORD DEFAULT
     If Landlord shall default in the performance or observance of any of its covenants or obligations set forth in this

Agreement or any obligation of Landlord, if any, under any agreement affecting any Property, the performance of which is not Tenant’s obligation pursuant to this Agreement, and any such default shall continue for a period of thirty (30) days after Notice thereof from Tenant to Landlord and any applicable Facility Mortgagee, or such additional period as may be reasonably required to correct the same, Tenant may declare the occurrence of a “Landlord Default” by a second Notice to Landlord and to such Facility Mortgagee. Thereafter, Tenant may forthwith cure the same and, subject to the provisions of the following paragraph, invoice Landlord for costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Tenant in curing the same, together with interest thereon (to the extent permitted by law) from the date Landlord receives Tenant’s invoice until paid, at the Overdue Rate. Tenant shall have no right to terminate this Agreement for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any Rent or other charges due hereunder.
ARTICLE 15
PURCHASE RIGHTS
     If and to the extent permitted by any and all lenders or other applicable financing sources of Tenant, LTF or any of their respective Parents, Subsidiaries or affiliates, Landlord shall have the option to purchase Tenant’s Personal Property, at the expiration or termination of this Agreement, for an amount equal to the then fair market value thereof (as determined by agreement of the parties or, in the absence of such agreement, appraisal), subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, UCC-1 financing statements and other encumbrances to which such Personal Property is subject (and subject to the right of any lender or other financing source thereunder to grant or withhold its consent thereto as provided in any such financing agreements or arrangements relating thereto), provided that Landlord shall be permitted to assume any such lease, contract, financing or encumbrance to the extent the same only relates to Tenant’s Personal Property at the Leased Property and Tenant is released from liability in connection therewith. Upon the expiration or sooner termination of this Agreement, Tenant shall use its reasonable efforts to transfer and assign, or cause to be transferred and assigned, to Landlord or its designee, or assist Landlord or its designee in obtaining, any contracts, licenses, and certificates required for the then operation of the Leased Property.
ARTICLE 16
SUBLETTING AND ASSIGNMENT
     16.1 Subletting and Assignment. Except as provided in Section 16.3, Tenant shall not, without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole and absolute discretion), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease or permit the sublease (which term shall be deemed to include the granting of concessions, licenses and the like), of all or any part of the Leased Property or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of all or any part of the Leased Property by anyone other than Tenant, any Manager approved by Landlord or permitted pursuant to the applicable provisions of this Agreement, or the Leased Property or any part thereof to be offered or advertised for assignment or subletting.
     For purposes of this Section 16.1, an assignment of this Agreement shall be deemed to include, without limitation, any direct or indirect Change in Control of Tenant or any Guarantor; provided, however that any assignment of this Agreement (including, without limitation, any direct or indirect Change in Control of Tenant or any Guarantor) shall not require Landlord’s consent if each of the following conditions precedent shall have been satisfied: (i) no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to any such transaction constituting an assignment, the successor tenant (the “Successor Tenant”) or the Acquiring Guarantor, as the case may be, shall have a Tangible Net Worth in excess of Two Hundred Million Dollars ($200,000,000) (the “Required Net Worth”), and shall be projected to maintain such Required Net Worth for not less than the succeeding twenty-four (24) months, as evidenced by audited financials and projections prepared in accordance with GAAP and delivered to Landlord with an Officer’s Certificate not less than fifteen (15) Business Days prior to the closing or projected closing of such assignment or Change of Control, (iii) if applicable, each Guarantor shall have confirmed its obligations under its Guaranty by written agreement in form and substance reasonably satisfactory to Landlord, (iv) any Acquiring Guarantor in connection with such transaction shall have executed a Guaranty in favor of Landlord, which Guaranty shall be in form and substance substantially similar to the LTF Guaranty, and (v) any Acquiring Guarantor in connection with such transaction shall have delivered to Landlord evidence, in form and substance reasonably satisfactory to Landlord, of the due authorization, execution, delivery and enforceability of each such Guaranty. Tenant shall give Landlord no less than fifteen (15) Business Days prior written Notice of such contemplated assignment (including, without limitation, any such direct or indirect Change in Control), together with such evidence regarding the satisfaction of the conditions precedent set forth in the foregoing clauses as Landlord shall, in its sole discretion, require, including, without limitation, audited financial statements for the immediately preceding five (5) fiscal years of the Successor Tenant and any Acquiring Guarantor (including, without limitation, balance sheets and related statements of income and cash flows), and pro forma balance sheets and income statements with respect to the Successor Tenant and any Acquiring Guarantor following consummation of such assignment (including, without limitation, any direct or indirect Change in Control).
     Notwithstanding the foregoing, in the event that the Successor Tenant or Acquiring Guarantor is unable or unwilling to provide a Guaranty in connection with any such assignment or Change of Control, Tenant may elect, in lieu thereof, to deposit, or caused to be deposited, with Landlord, fifteen (15) Business Days prior to the date of closing of such proposed assignment or Change of Control, a cash security deposit (the “Security Deposit”) in an amount equal to the per annum Minimum Rent then payable hereunder, which security deposit is to be held by Landlord as security for the payment and performance of Tenant’s obligations under this Agreement in accordance with the provisions of this Section 16.1.
     Upon an assignment permitted under this Section 16.1, the transferor Tenant or Guarantor, as the case may be, shall be released from all liabilities and obligations under this Agreement or its Guaranty arising subsequent to the effective date of such assignment.
     In the event that Tenant shall at any time during the Term deposit the Security Deposit with Landlord, the Security Deposit shall be held by Landlord as security for the faithful observance and performance by Tenant of all the terms, covenants and conditions of this Agreement by Tenant to be observed and performed. The Security Deposit shall not be mortgaged, assigned, transferred or otherwise encumbered by Tenant without the prior written consent of Landlord and any such act on the part of Tenant without first having obtained Landlord’s consent shall be without force and effect and shall not be binding upon Landlord.
     If an Event of Default shall occur and be continuing, Landlord may, as its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant, and Tenant shall, upon demand, restore the Security Deposit to the original sum deposited. It is understood and agreed that the Security Deposit is not to be considered as prepaid rent, nor shall damages be limited to the amount of the Security Deposit. Provided no Event of Default shall have occurred and be continuing, any unapplied balance of the Security Deposit shall be returned in full to Tenant at the end of the Term. Landlord shall have no obligation to pay interest on the Security Deposit and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Agreement, the portion of the Security Deposit so turned over, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 16.1 and the return thereof in accordance herewith.
     If this Agreement is assigned or if all or any part of the Leased Property is sublet (or occupied by anybody other than Tenant or any Manager), following an Event of Default Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 16.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.

     No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1. No assignment, subletting or occupancy shall affect any Permitted Use. Any subletting, assignment or other transfer of Tenant’s interest under this Agreement in contravention of this Section 16.1 shall be voidable at Landlord’s option.
     16.2 Required Sublease Provisions. Any sublease of all or any portion of the Leased Property entered into on or after the date hereof shall provide (a) that it is subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subject or subordinate; (b) that in the event of termination of this Agreement or reentry or dispossession of Tenant by Landlord under this Agreement, Landlord may, at its option, terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any Facility Mortgagee, as holder of a mortgage or as Landlord under this Agreement, if such Facility Mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of more than one (1) month’s Rent, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Property or any applicable portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant unless actually delivered to Landlord by Tenant, or (viii) be required to remove any Person occupying any applicable portion of the Leased Property; and (c), in the event that such subtenant receives a written Notice from Landlord or any Facility Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. All rentals received from such subtenant by Landlord or the Facility Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Agreement and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such subtenant or assignee, as the case may be, in form and substance reasonably satisfactory to Landlord, shall be delivered promptly to Landlord and (a) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Agreement on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof and (b) in case of either an assignment or subletting, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder.
     The provisions of this Section 16.2 shall not be deemed a waiver of the provisions set forth in the first paragraph of Section 16.1.
     16.3 Permitted Sublease Notwithstanding the foregoing, including, without limitation, Section 16.2, but subject to the provisions of Section 16.4 and any other express conditions or limitations set forth herein, Tenant may, in each instance after Notice to Landlord, (a) enter into one or more subleases, licenses, concessions or other occupancy agreements in furtherance of the Permitted Use with respect to any Property, so long as (i) such subleases, concessions or other occupancy agreements are incidental to the use of such Property as an athletic club/fitness center/wellness center as such use may be from time to time be operated in athletic club/fitness center/wellness center properties owned and/or operated by Tenant and its Affiliated Persons, and (ii) such subleases, concessions or other occupancy agreements will not violate or affect any Legal Requirement or Insurance Requirement, and Tenant shall provide such additional insurance coverage applicable to the activities to be conducted in the space covered thereby as Landlord and any Facility Mortgagee may reasonably require, and (b) enter into one or more subleases with Affiliated Persons of Tenant or LTF with respect to the Leased Property or any portion thereof (provided that any such sublease is not entered into in connection with, or simultaneously with (whether through one or a series of transactions), a direct or indirect Change in Control in violation of the restrictions contained in Section 16.1).
     16.4 Sublease Limitation. Anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet all or any portion of the Leased Property on any basis such that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on the net income or profits derived by the business activities of such sublessee or any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or would otherwise disqualify Landlord for treatment under the Code as a real estate investment trust.
ARTICLE 17
ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
     17.1 Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other an Officer’s Certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that no Default or an Event of Default has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of all or any portion of the Leased Property or the leasehold estate created hereby.
     17.2 LTF Financial Statements. So long as LTF shall be a Guarantor under this Agreement, Tenant shall provide, or cause to be provided, to Landlord, financial information as follows:

     (a) (i) So long as LTF shall be a registrant with the SEC, by filing such public filings and other financial information as LTF is required or elects to file with the SEC, copies of all public filings submitted to the SEC, including, without limitation, quarterly form 10-Q filings, annual form 10-K filings and other shareholder or debt holder communications with shareholders or holders of publicly traded debt, provided that copies of all filings submitted to the SEC through EDGAR shall be deemed to be delivered to Landlord upon such filing; and (ii) if LTF shall cease to be a registrant with the SEC or to timely file with the SEC, Tenant shall deliver, or cause to be delivered to Landlord, substantially similar financial statements as would have been filed had LTF remained a timely filing public reporting company;
     (b) Annual and quarterly financial statements of Tenant, including Tenant’s balance sheet and the related statements of income and cash flows, as a part of Guarantor’s consolidated financial information provided pursuant to the preceding clause (a), with the parties hereto agreeing that, as of the date of this Agreement, Tenant is not required to provide separately prepared and delivered financial statements and shall not be so required during the Term hereof except as may be required pursuant and subject to the terms and conditions set forth in Section 17.4 below;
     (c) Annually and quarterly during the Term, financial information and operating statistics with respect to each Property as Landlord may reasonably request, including revenues, EBITDA, membership and average monthly membership fee, which information Landlord shall not make public, except as required by law or SEC regulation, or when aggregated with similar information for a pool or portfolio of other properties;
     (d) Promptly after the sending or filing thereof, to the extent the same are not publicly available, copies of all reports which Tenant and/or any Guarantor sends to its security holders generally;
     (e) Promptly after the occurrence thereof, notice of any event or condition that will, or that Tenant should reasonably believe will, have a material adverse effect on any of the Fitness Centers or on Tenant’s ability to perform its obligations hereunder; and
     (f) Promptly, upon Notice from Landlord, such other information concerning the business, financial condition and affairs of Tenant, any Guarantor or any Property as Landlord may reasonably request from time to time.
     17.3 Other Financial Statements. If LTF shall at any time cease to be a Guarantor or if any other Guarantor shall provide a Guaranty under this Agreement, Tenant shall furnish, or cause to be furnished, the following statements to Landlord:
     (a) (i) So long as Acquiring Guarantor shall be a registrant with the SEC, by timely filing such public filings and other financial information as Acquiring Guarantor is required or elects to file with the SEC, copies of all public filings submitted to the SEC, including, without limitation, quarterly form 10-Q filings, annual form 10-K filings and other shareholder or debt holder communications with shareholders or holders of publicly traded debt, provided that copies of all filings submitted to the SEC through EDGAR shall be deemed to be delivered to Landlord upon such filing; and (ii) if Acquiring Guarantor shall cease to be a registrant or timely with the SEC or to timely file with the SEC, Tenant shall deliver, or cause to be delivered to Landlord, substantially similar financial statements as would have been filed had Acquiring Guarantor remained a timely filing public reporting company;
     (b) Annual and quarterly financial statements of Tenant, including Tenant’s balance sheet and the related statements of income and cash flows, as a part of Acquiring Guarantor’s consolidated financial information provided pursuant to the preceding clause (a), with the parties hereto agreeing that, as of the date of this Agreement, Tenant is not required to provide separately prepared and delivered financial statements and shall not be so required during the Term hereof except as may be required pursuant and subject to the terms and conditions set forth in Section 17.4 below;
     (c) Annually and quarterly during the Term, financial information and operating statistics with respect to each Property as Landlord may reasonably request, including revenues, EBITDA, membership and average monthly membership fee, which information Landlord shall not make public, except as required by law or SEC regulation, or when aggregated with similar information for a pool or portfolio of other properties;
     (d) Promptly after the sending or filing thereof, to the extent the same are not publicly available, copies of all reports which Tenant and/or any Guarantor sends to its security holders generally;
     (e) Promptly after the occurrence thereof, notice of any event or condition that will, or that Tenant should reasonably believe will, have a material adverse effect on any of the Fitness Centers or on Tenant’s ability to perform its obligations hereunder; and
     (f) Promptly, upon Notice from Landlord, such other information concerning the business, financial condition and affairs of Tenant, Guarantor or any Property as Landlord may reasonably request from time to time.
     17.4 General. In addition, Tenant shall provide Landlord information relating to Tenant and its operation of the Leased Property, including separately prepared and delivered financial statements for Tenant, to the extent the same (a) may be required in order for Landlord to prepare financial statements in accordance with GAAP or to comply with applicable securities laws and regulations and the SEC’s interpretation thereof, and (b) is of the type that Tenant and its Affiliated Persons customarily prepare for other of its property owners and/or lenders.
     Landlord shall maintain all such statements and information in the strictest confidence, except (i) as may be required by Applicable Law or by the rules of any national securities exchange or automated quotation system to which Landlord or any Affiliated Person of Landlord is or becomes subject, or (ii) as Landlord reasonably determines necessary and advisable in connection with its investor relations program, conducted in the normal course, including, without limitation, disclosure of the rent coverage and other information that Landlord or any Affiliated Person of Landlord files or may file, from time to time, with the SEC for other tenants of Landlord or any Affiliated Person of Landlord. Landlord may at any time, and from time to time, provide any Facility Mortgagee with copies of any of the foregoing statements, subject to Landlord obtaining the agreement of such Facility Mortgagee to maintain such statements and the information therein as confidential.
ARTICLE 18
LANDLORD’S RIGHT TO INSPECT
     Tenant shall permit Landlord and its authorized representatives to inspect all or any portion of the Leased Property during usual business hours upon not less than forty-eight (48) hours’ notice and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the same and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.
ARTICLE 19
EASEMENTS
     19.1 Grant of Easements. Provided no Event of Default has occurred and is continuing, Landlord will join in granting and, if necessary, modifying or abandoning such rights-of-way, easements and other interests as may be reasonably requested by Tenant for ingress and egress, and electric, telephone, gas, water, sewer and other utilities so long as:
     (a) the instrument creating, modifying or abandoning any such easement, right-of-way or other interest is satisfactory to and approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned);
     (b) Landlord receives an Officer’s Certificate from Tenant stating (i) that such grant, modification or abandonment is not detrimental to the proper conduct of business on such Property, (ii) the consideration, if any, being paid for such grant, modification or abandonment (which consideration shall be paid by Tenant), (iii) that such grant, modification or abandonment does not impair the use or value of such Property for the Permitted Use, and (iv) that, for as long as this Agreement shall be in effect, Tenant will perform all obligations, if any, of Landlord under any such instrument.
     19.2 Exercise of Rights by Tenant. So long as no Event of Default has occurred and is continuing, Tenant shall have the right to exercise all rights of Landlord under the Easement Agreements and, in connection therewith, Landlord shall execute and promptly return to Tenant such documents as Tenant shall reasonably request. Tenant shall perform all obligations of Landlord under the Easement Agreements.
     19.3 Permitted Encumbrances. Any agreements entered into in accordance with this Article 19 shall be deemed a Permitted Encumbrance.
ARTICLE 20
RIGHT OF FIRST OFFER
     20.1 Right of First Offer. If Landlord desires to sell the Leased Property, or if Landlord shall otherwise receive an offer from a party other than Tenant for any such sale or transfer which Landlord intends to accept, then Landlord shall, prior to entering into an agreement with respect to such sale, provide, or shall cause to be provided, written notice (the “ROFO Notice”) to Tenant of its intention to effect such a transaction, which ROFO Notice shall specify the cash purchase price for the Leased Property (the “ROFO Purchase Price”), the terms of payment and the closing date. Tenant shall have fifteen (15) days from the receipt of the ROFO Notice to notify Landlord in writing (the “ROFO Acceptance Notice”) of its intent to purchase the Leased Property on the terms and conditions set forth in the ROFO Notice, except that any sale to Tenant to shall in all events be “AS IS”, “WHERE IS”, without representation or warranty by Landlord. In the event that, at any time within three hundred sixty five (365) days after the date that Tenant shall have failed to provide Landlord with a ROFO Acceptance Notice, Landlord shall elect to sell the Leased Property for a purchase price that is less than ninety percent (90%) of the ROFO Purchase Price, Landlord shall provide to Tenant a ROFO Notice specifying such reduced ROFO Purchase Price and Tenant shall have fifteen (15) days from the receipt of the ROFO Notice in which to deliver a ROFO Acceptance Notice with respect thereto. The negotiation and execution of a mutually acceptable purchase and sale agreement must occur no more than fifteen (15) days from Landlord’s receipt of any ROFO

Acceptance Notice pursuant to this Article 20 for any reason other than bad faith on the part of Landlord. If Tenant shall fails to provide Landlord with a ROFO Acceptance Notice within fifteen (15) days of receipt of any ROFO Notice pursuant to this Article 20, or if a mutually acceptable purchase and sale agreement is not executed within fifteen (15) days after receipt of any ROFO Acceptance Notice, then Landlord shall have three hundred sixty-five (365) days from the date thereof to sell the Leased Property to any third party for a purchase price not less than the ROFO Purchase Price specified in the applicable ROFO Notice. If at the expiration of any such three hundred sixty-five (365) day period Landlord shall not have sold the Leased Property, Tenant shall again have the rights under this Article 20.
     Notwithstanding anything to the contrary contained in this Agreement, Tenant’s rights under this Article 20 shall be limited to a sale of one or more of the Properties and shall not include (i) a sale of the Properties as part of a sale of other properties, (ii) a sale of the Properties as part of a series of related sales of other properties, (iii) any transfer in connection with any financing (or a foreclosure sale or deed in lieu thereof), (iv) a transfer to any Affiliated Person of Landlord, (v) a transfer to any Person to whom Landlord sells all or substantially all of its assets or (vi) any sale of an interest in Landlord.
     20.2 Attornment. If the Leased Property is transferred to a third party in accordance with this Article 20, Tenant shall attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant shall execute such documents confirming the agreement referred to above and such other agreements as Landlord shall reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
     20.3 General. Notwithstanding anything to the contrary contained in this Agreement, upon the delivery of any ROFO Acceptance Notice by Tenant, no event or circumstances affecting the Leased Property, including, but not limited to, a Condemnation or casualty, shall give Tenant any right or option to cancel, surrender or otherwise terminate this Agreement.

ARTICLE 21
REPRESENTATIONS AND WARRANTIES
     21.1 Representations of Tenant. To induce Landlord to enter into this Agreement, Tenant represents and warrants to Landlord as follows:
     (a) Status and Authority of Tenant. Tenant is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation. Tenant has all requisite power and authority under the laws of its state of formation and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Tenant has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.
     (b) Action of Tenant. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of Tenant, enforceable against Tenant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Tenant, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Leased Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other material agreement or instrument by which Tenant is bound.
     (d) Litigation. Tenant has received no written notice of and, to Tenant’s knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto, will result in any material adverse change in the business, operation, affairs or condition of the Leased Property, result in or subject the Leased Property to a material liability, or involves condemnation or eminent domain proceedings against any material part of the Leased Property.
     (e) Compliance With Law. Except as disclosed in writing to Landlord, to Tenant’s knowledge, the Leased Property and the use and operation thereof do not violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. Tenant has not received written notice of any threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of the Leased Property or which would modify or realign any adjacent street or highway in a manner which would materially adversely affect the use and operation of the Leased Property.
     (f) Hazardous Substances. Except as disclosed to Landlord or as described in any environmental report delivered to Landlord, to Tenant’s knowledge, none of Tenant nor any tenant or other occupant or user of the Leased Property, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any Hazardous Substances on the Leased Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any Applicable Law, and, to Tenant’s knowledge, except as disclosed to Landlord or as described in any environmental report delivered to Landlord, the Leased Property is free from any such Hazardous Substances, except any such materials maintained in accordance with Applicable Law.
     21.2 Representations of Landlord. To induce Tenant to enter in this Agreement, Landlord represents and warrants to Tenant as follows:

     (a) Status and Authority of Landlord. Landlord is a Maryland real estate investment trust/limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Landlord has duly qualified and is in good standing as a trust, unincorporated business association or limited liability company in each jurisdiction in which the nature of the business conducted by it requires such qualification.
     (b) Action of Landlord. Landlord has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of this Agreement by Landlord constitutes the valid and binding obligation and agreement of Landlord, enforceable against Landlord in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Landlord, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Landlord pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Landlord is bound.
     (d) Litigation. No investigation, action or proceeding is pending and, to Landlord’s actual knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
ARTICLE 22

FACILITY MORTGAGES
     22.1 Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing.
     22.2 Subordination of Lease. This Agreement and any and all rights of Tenant hereunder are, and shall be, subject and subordinate (as applicable) to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages and deeds of trust, which may now or hereafter affect the Leased Property or any portion thereof or any improvements thereon and/or any of such leases, whether or not such mortgages or deeds of trust shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages and deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and deeds of trust and all consolidations of such mortgages and deeds of trust, provided that the holder thereof shall agree that it shall recognize and not disturb this Agreement and all of Tenant’s rights hereunder subject to, and upon, the terms and conditions hereof, including, without limitation, the provisions of this Article 22. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination; provided that any such instrument shall provide for the recognition and nondisturbance of this Agreement and all of Tenant’s rights hereunder upon and subject to the terms and conditions contained herein, including, without limitation, this Section 22.2 and shall obligate the Facility Mortgagee to permit Landlord to apply insurance proceeds and Awards as required by this Agreement. Any lease to which this Agreement is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest at the time referred to is herein called “Superior Landlord” and any mortgage or deed of trust to which this Agreement is, at the time referred to, subject and subordinate is herein called “Superior Mortgage” and the holder, trustee or beneficiary of a Superior Mortgage is herein called “Superior Mortgagee”.
     If any Superior Landlord or Superior Mortgagee or the nominee or designee of any Superior Landlord or Superior Mortgagee shall succeed to the rights of Landlord under this Agreement (any such person, “Successor Landlord”), whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, at such Successor Landlord’s request, Tenant shall attorn to and recognize the Successor Landlord as Tenant’s landlord under this Agreement and Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Agreement), whereupon, this Agreement shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Agreement, except that the Successor Landlord (unless formerly the landlord under this Agreement or its nominee or designee) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of any prior Landlord under this Agreement, (b) responsible for any monies owing by or on deposit with any prior Landlord to the credit of Tenant (except to the extent actually paid or delivered to the Successor Landlord), (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against any prior Landlord, (d) bound by any modification of this Agreement subsequent to such Superior Lease or Mortgage, or by any previous prepayment of Rent for more than one (1) month in advance of the date due hereunder, which was not approved in writing by the Superior Landlord or the Superior Mortgagee thereto, (e) liable to Tenant beyond the Successor Landlord’s interest in the Leased Property and the rents, income, receipts, revenues, issues and profits issuing from the Leased Property, (f) responsible for the performance of any work to be done by the Landlord under this Agreement to render the Leased Property ready for occupancy by Tenant (subject to Landlord’s obligations with respect to any insurance or Condemnation proceeds), or (g) required to remove any Person occupying the Leased Property or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid and Landlord agrees to provide Tenant with an instrument of nondisturbance and attornment from each such Superior Mortgagee and Superior Landlord in form and substance reasonably satisfactory to Tenant. Notwithstanding anything in this Agreement to the contrary, any Successor Landlord shall be liable to pay to Tenant any portions of insurance proceeds or Awards received by Landlord or the Successor Landlord required to be paid to Tenant pursuant to the terms of this Agreement, and, as a condition to any mortgage, lien or lease in respect of the Leased Property, or any portion thereof, and the subordination of this Agreement thereto, the mortgagee, lienholder or lessor, as applicable, shall expressly agree, for the benefit of Tenant, to make such payments, which agreement shall be embodied in an instrument in form reasonably satisfactory to Tenant.
     22.3 Notice to Mortgagee and Superior Landlord. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any Facility Mortgagee or Superior Landlord under a lease with Landlord, as ground lessee, which includes the Leased Property or any portion thereof as part of the demised premises and which complies with Section 22.1 (which Notice shall be accompanied by a copy of the applicable mortgage or lease), no Notice from Tenant to Landlord as to a default by Landlord under this Agreement shall be effective with respect to a Facility Mortgagee or Superior Landlord unless and until a copy of the same is given to such Facility Mortgagee or Superior Landlord at the address set forth in the above described Notice, and the curing of any of Landlord’s defaults within the applicable notice and cure periods set forth in Article 14 by such Facility Mortgagee or Superior Landlord shall be treated as performance by Landlord.
ARTICLE 23
ADDITIONAL COVENANTS OF TENANT
     23.1 Prompt Payment of Indebtedness. Tenant shall pay or cause to be paid when due all lawful claims for labor and rents with respect to the Leased Property.
     23.2 Conduct of Business. Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and its rights and licenses necessary to conduct its business at the Leased Property.

     23.3 Maintenance of Accounts and Records. Tenant shall keep true and accurate records and books of account of Tenant in relation to the business and financial affairs of Tenant with respect to the Leased Property in accordance with GAAP. Tenant shall apply accounting principles in the preparation of the financial statements of Tenant which, in the judgment of and the opinion of its independent public accountants, are in accordance with GAAP, where applicable, except for changes approved by such independent public accountants. Tenant shall permit Landlord by its agents, accountants and attorneys to visit and inspect the Leased Property and examine (and make copies of) at Tenant’s main offices the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord, upon not less than ten (10) days’ prior notice to Tenant. Upon the request of Landlord (either telephonically or in writing), Tenant shall provide Landlord within ten (10) days’ of such request with copies of any information to which Landlord would be entitled in the course of a personal visit.
     23.4 Notice of Litigation, Etc. Tenant shall give prompt Notice to Landlord of any litigation or any administrative proceeding to which it may hereafter become a party of which Tenant has notice or actual knowledge relating to the Leased Property.
     23.5 Liens and Encumbrances. Except as permitted by Section 7.1, Tenant shall not create or incur or suffer to be created or incurred or to exist any Lien on this Agreement or the Leased Property, other than the Permitted Encumbrances.
ARTICLE 24
MISCELLANEOUS
     24.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under applicable law, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.
     24.2 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
     24.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.
     24.4 Severability. Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.
     24.5 Acceptance of Surrender. No surrender to Landlord of this Agreement or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

     24.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Agreement or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.
     24.7 Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
     24.8 Quiet Enjoyment. Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Encumbrance permitted under Article 22 or otherwise permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances set forth on Schedule B to the applicable owner’s title insurance policy issued Landlord with respect to such Property or otherwise permitted under this Agreement, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate any Fitness Center and (d) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.
     24.9 No Recordation. Neither Landlord nor Tenant shall record this Agreement. Landlord and Tenant agree to execute, acknowledge and deliver, at the time of execution hereof, a memorandum of this Agreement, and any supplement hereto or thereto, to be recorded in such manner and in such places as may be reasonably required by the other.
     24.10 Notices.
     (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).
     (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
     (c) All such notices shall be addressed,
     if to Landlord:
c/o Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attn: Mr. David J. Hegarty
Telecopier No. (617) 796-8349
     with a copy to:
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: Nancy S. Grodberg, Esq.
Telecopier No. (617) 338-2880

     if to Tenant to:
LTF Real Estate Company, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attn: General Counsel
Telecopier No. (952) 947-0099
     (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.
     24.11 Construction. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration. In no event shall Landlord be liable for any consequential damages suffered by Tenant as the result of a breach of this Agreement by Landlord. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party to be charged. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the provisions of this Agreement. Except as otherwise set forth in this Agreement, any obligations of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Agreement. Tenant hereby acknowledges that the agreement between Landlord and Tenant to treat this Agreement as a single lease in all respects was and is of primary importance, and a material inducement, to Landlord to enter into this Agreement. Without limiting the generality of the foregoing, the parties hereto acknowledge that this Agreement constitutes a single lease of the Leased Property and is not divisible notwithstanding any references herein to any individual Property and notwithstanding the possibility that certain individual Properties may be deleted herefrom pursuant to the express provisions of this Agreement.
     24.12 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.
     24.13 Applicable Law, Etc. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Massachusetts; or (vii) any combination of the foregoing. Notwithstanding the foregoing, the laws of the State shall apply to the perfection and priority of liens upon and the disposition of any Property.
     To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.
     24.14 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.
     24.15 Attorneys’ Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD: SNH LTF PROPERTIES LLC
By:	/s/ David J. Hegarty
David J. Hegarty
President

TENANT: LTF REAL ESTATE COMPANY, INC.
By:
Its:

     IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD: SNH LTF PROPERTIES LLC
By:
David J. Hegarty
President

TENANT: LTF REAL ESTATE COMPANY, INC.
By:	/s/ Eric J. Buss
Its:

EXHIBITS A-1 through A-4
Land
[See attached copies.

Exhibit A-l
Legal Description of Alpharetta, Georgia Property
All That Tract or Parcel of Land lying and being in Land Lot 1189 and 1260, 2nd District, 2nd Section, the City of Alpharetta, Fulton County, Georgia, being more particularly described as follows:
To Find The True Point of Beginning commence at the point of intersection of the West right-of-way of North Point Parkway, having a varying right-of-way and a chamfer to Tradewinds Parkway, and The True Point of Beginning. Thence, southwesterly, along said chamfer, South 43 degrees 48 minutes 19 seconds West, a distance of 30.77 feet to a point, said point being located on the North right-of-way of Tradewinds Parkway, having a varying right-of-way; thence, northwesterly, along said right-of-way, North 89 degrees 58 minutes 03 seconds West, a distance of 27.96 feet to a point; thence, South 86 degrees 59 minutes 20 seconds West, a distance of 182.62 feet to a point; thence, along an arc of curve to the right (which has a radius of 470.00 feet, a central angle of 28 degrees 31 minutes 50 seconds and a chord distance of 231.63 feet, along a bearing of North 78 degrees 44 minutes 45 seconds West), an arc distance of 234.04 feet to a point; thence, North 64 degrees 28 minutes 50 seconds West, a distance of 150.27 feet to a point; thence, along an arc of curve to the left (which has a radius of 547.50 feet, a central angle of 13 degrees 21 minutes 28 seconds and a chord distance of 127.35 feet, along a bearing of North 71 degrees 09 minutes 34 seconds West), an arc distance of 127.64 feet to a point; thence, North 77 degrees 50 minutes 18 seconds West, a distance of 55.22 feet to a point, said point being the beginning of a chamfer; thence, leaving said Tradewinds Parkway right-of-way, northwesterly, along said chamfer, North 34 degrees 40 minutes 03 seconds West, a distance of 29.17 feet to a point, said point being the intersection of said chamfer and the Southeast right-of-way of Morris Road, having a varying right-of-way; thence, northeasterly, along said Morris Road right-of-way, along an arc of curve to the right (which has a radius of 965.00 feet, a central angle of 17 degrees 49 minutes 56 seconds and a chord distance of 299.13 feet, along a bearing of North 17 degrees 58 minutes 20 seconds East), an arc distance of 300.34 feet to a point; thence, along an arc of curve to the right (which has a radius of 1,330.00 feet, a central angle of 14 degrees 47 minutes 15 seconds and a chord distance of 342.31 feet, along a bearing of North 34 degrees 16 minutes 56 seconds East), an arc distance of 343.26 feet to a point; thence, along an arc of curve to the right (which has a radius of 930.00 feet, a central angle of 06 degrees 52 minutes 25 seconds and a chord distance of 111.50 feet, along a bearing of North 45 degrees 06 minutes 47 seconds East), an arc distance of 111.57 feet to a point; thence, North 57 degrees 55 minutes 19 seconds East, a distance of 179.02 feet to a point; thence, along an arc of curve to the right (which has a radius of 918.00 feet, a central angle of 01 degrees 21 minutes 59 seconds and a chord distance of 21.89 feet, along a bearing of North 60 degrees 19 minutes 35 seconds East), an arc distance of 21.89 feet to a point; thence, North 61 degrees 00 minutes 35 seconds East, a distance of 26.18 feet to a point, said point being the beginning of a chamfer; thence, leaving said Morris Road right-of-way, southeasterly, along said chamfer, South 73 degrees 59 minutes 25 seconds East, a distance of 28.28 feet to an iron pin found, said iron pin being located on the Northwest right-of-way of the Old Morris Road, having a 60 foot right-of-way; thence, southeasterly, along said Old Morris Road right-of-way, South 28 degrees 59 minutes 25 seconds East, a distance of 2.74 feet to a point; thence, along an arc of curve to the right (which has a radius of 1,801.12 feet, a central angle of 09 degrees 09 minutes 47 seconds and a chord distance of 287.74 feet, along a bearing of South 24 degrees 24 minutes 32 seconds East), an arc distance of 288.05 feet to an iron pin found; thence, along an arc of curve to the left (which has a radius of 252.11 feet, a central angle of 36 degrees 33 minutes 54 seconds and a chord distance of 158.17 feet, along a bearing of South 44 degrees 13 minutes 30 seconds East), an arc distance of 160.89 feet to an iron pin found; thence, South 62 degrees 30 minutes 26 seconds East, a distance of 20.00 feet to an iron pin found, said iron pin being located at the beginning of a chamfer; thence, leaving said Old Morris Road right-of-way, southeasterly, along said chamfer, South 41 degrees 24 minutes 56 seconds East, a distance of 20.00 feet to an iron pin found, said iron pin being located at the intersection of said chamfer and the Northwest right-of-way of North Point Parkway, having a varying right-of-way; thence, southwesterly, along said North Point Parkway right-of-way, along an arc of curve to the left (which has a radius of 686.62 feet, a central angle of 27 degrees 10 minutes 46 seconds and a chord distance of 322.67 feet, along a bearing of South 10 degrees 33 minutes 40 seconds West), an arc distance of 325.71 feet to an iron pin set; thence, South 86 degrees 58 minutes 17 seconds West, a distance of 10.00 feet to an iron pin set; thence, South 02 degrees 27 minutes 41 seconds East, a distance of 192.30 feet to a point, and The True Point of Beginning.

Exhibit A-2
Legal Description of Romeoville, Illinois Property
Lot 1 in Final Plat of Resubdivision of Lot 3 in Windham Lakes 22nd Resubdivision, being a Resubdivision in Windham Lakes Resubdivision No. 22 Document No. R2005-55441, being a Resubdivision of Lot 12 in Windham Lakes Resubdivision Number 3, a Subdivision of part of the West Half of Section 29, Township 37 North, Range 10 East of the Third Principal Meridian, according to the Plat thereof recorded April 17, 2001 as Document No. R2001-43185, in Will County, Illinois.

Exhibit A-3
Legal Description of Allen, Texas Property
Being 12.941 acre tract of land situated in the Francis Dosser Survey, Abstract Number 280, Collin County, Texas, in the City of Allen, being a portion of the tract of land described as Tract B in the deed to Blue Star Allen, L.P. recorded in Volume 5638, Page 5196, Deed Records of Collin County, Texas, a portion of the tract of land described as Tract A in the Deed to Blue Star Allen Land, L.P. recorded in Volume 5638, Page 5127, Deed Records of Collin County, Texas, and also being all of Lot 1, Block A, StarCreek Commercial an Addition to the City of Allen as recorded in Cabinet Q, Page 511, Plat Records of Collin County, Texas; said 12.941 acre tract of land being more particularly described as follows:
Beginning at a 1/4 inch iron rod found in the easterly line of the tract of land described in the Deed to Wines Family Irrevocable Trust recorded in Volume 2774, Page 647, Deed Records of Collin County, Texas, near the approximate centerline of County Road Number 150 (an undefined width right-of-way) for the southwesterly corner of said Tract B; Thence with the easterly line of said Wines Family Irrevocable Trust Tract and the approximate centerline of County Road Number 150, North 00 degrees 30 minutes 41 seconds West at a distance of 258.24 feet passing a 1/2 inch iron rod with a cap stamped “DAA” found for the common westerly corner of said Tract B and said Tract A, in all a total distance of 671.18 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence departing the easterly line of said Wines Family Irrevocable Trust Tract, North 64 degrees 36 minutes 21 seconds East a distance of 644.45 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 80 degrees 23 minutes 39 seconds East a distance of 148.19 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence North 64 degrees 36 minutes 21 seconds East a distance of 60.02 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 25 degrees 23 minutes 39 seconds East a distance of 123.43 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 23 degrees 17 minutes 34 seconds East a distance of 150.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 25 degrees 23 minutes 39 seconds East a distance of 21.21 feet passing the common line of said Tract A and said Tract B, in all a total distance of 200.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 19 degrees 36 minutes 21 seconds West a distance of 35.36 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 64 degrees 36 minutes 21 seconds West a distance of 200.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 60 degrees 47 minutes 00 seconds West a distance of 150.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 64 degrees 36 minutes 21 seconds West a distance of 293.85 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for the point of curvature of a curve to the left having a radius of 1,560.00 feet; Thence southwesterly along said curve through a central angle of 13 degrees 43 minutes 09 seconds an arc distance of 373.53 feet with a chord bearing of South 57 degrees 44 minutes 47 seconds West and a chord distance of 372.64 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner in the northerly line of the tract of land described in the Deed to Bryan Bush recorded in Volume 1598, Page 373, Deed Records of Collin County, Texas, also being the southerly line of the aforementioned Tract B; Thence with the common line of said Tract B and said Bush Tract, South 88 degrees 51 minutes 41 seconds West a distance of 70.51 feet to the point of beginning; Containing a computed area of 12.941 acres (563,705 square feet) of land.

Exhibit A-4
Legal Description of Omaha, Nebraska Property
Lot 2, Legacy Replat 12, a subdivision in Douglas County, Nebraska.